Exhibit 10.27

EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT

BY AND AMONG

MAJESCO

AGILE TECHNOLOGIES, llc

AND

SOLELY WITH RESPECT TO SECTIONS 7.8 AND 9,

WILLIAM K. FREITAG,

JOHN M. JOHANSEN

AND

ROBERT BUHRLE

DATED December 12, 2014

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EXHIBITS
Exhibit A	Earn-Out Terms and Conditions
Exhibit B	Form of Employment Letter
Exhibit C	Net Working Capital Statement
Exhibit D	Form of Trademark Assignment Agreement
Exhibit E	Form of Patent Assignment Agreement
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Bill of Sale
Exhibit H	List of Transferred Employees
Exhibit I	Facilitation Arrangement Terms
Exhibit 2.3	Assumed Liabilities
Exhibit 3.3	Allocation Schedule
Exhibit 11.2(g)	Transaction Payments

DISCLOSURE SCHEDULES

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ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT, dated as of December 12, 2014, is entered into by and among Majesco, a California corporation (“Buyer”), Agile Technologies, LLC, a New Jersey limited liability company (“Seller”), and, solely with respect to Sections 7.8 and 9, William K. Freitag, John M. Johansen and Robert Buhrle (hereinafter, each a “Member,” and collectively, the “Members”). Each of Buyer and Seller are referred to herein as a “Party” and, together, as the “Parties.”

RECITALS

WHEREAS, Seller and its Affiliates are engaged in the business of providing business process reengineering, requirements definition, testing, business intelligence, and data warehousing services to insurance companies (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of Seller’s assets and certain of its liabilities related to the Business, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereto agree as follows:

SECTION 1
Definitions

1.1.          Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1. Such terms shall be equally applicable to both the singular and plural forms. “1060 Forms” is defined in Section 3.3.

“Acacia” means Acacia Technical Services, LLC, a New Jersey limited liability company.

“Accounts Receivable” is defined in Section 2.1(e).

“Action” means any lawsuit, action, claim, complaint, investigation, legal proceeding, administrative charge, administrative proceeding, litigation or arbitration.

“Acquisition Proposal” is defined in Section 7.7.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract, ownership of voting securities or otherwise. With respect to any Person that is a natural person, Affiliate shall include (i) any legal guardian, spouse, domestic partner, parent or direct descendant of such Person by blood, marriage or adoption (“immediate family”) and (ii) any trust for the direct or indirect benefit of such Person or his or her immediate family.

“Agile Division” means the business segment or division of Buyer through which the Business is conducted from and after the Closing Date, including all Persons directly or indirectly managed by, or reporting to, the Members.

“Agile Obligations” is defined in Section 11.7(a).

“Agreement” means this Asset Purchase and Sale Agreement, together with the Disclosure Schedules and Exhibits attached hereto.

“Allocation Schedule” is defined in Section 3.3.

“Anti-Bribery Laws” is defined in Section 5.8.

“Asset Transfer” is defined in Section 7.8.

“Assignment and Assumption Agreement” is defined in Section 4.2(f).

“Assumed Contracts” is defined in Section 2.1(c).

“Assumed Liabilities” is defined in Section 2.3.

“ATP” is defined in Section 5.24(b).

“ATS” is defined in Section 5.24(b).

“Balance Sheet” is defined in Section 5.5(a).

“Balance Sheet Date” means September 30, 2014.

“Benefit Plan” means each compensation or benefit plan, program, policy, practice, agreement or arrangement (including, without limitation, plans within the meaning of Section 3(3) of ERISA, compensation, employment, consulting, profit-sharing, defined contribution, deferred compensation, insurance, pension, retirement, medical, hospital, disability, bonus, incentive, equity-based compensation, severance, change of control, termination, vacation, welfare or fringe benefit plans, programs, policies, practices, agreements or arrangements) (i) sponsored, maintained or contributed to by Seller or any of its Affiliates, or which Seller or any of its Affiliates has any obligation to sponsor maintain or contribute to, for the benefit of any current or former service provider to Seller or any of its Affiliates, or (ii) with respect to which Seller or any of its Affiliates has any Liability.

“Bill of Sale” is defined in Section 4.3(c).

“Business” is defined in the recitals of this Agreement and, for the avoidance of doubt, shall not include the Excluded Assets.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of New Jersey are authorized or obligated to close.

“Business Property” means all machinery, equipment, furniture, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by Seller and used in connection with the Business.

“Buyer” is defined in the preamble of this Agreement.

“Buyer’s Breach Notice” is defined in Section 10.1(a)(ii).

“Buyer Group Member” means Buyer and Buyer’s Affiliates and their respective directors, managers, officers, employees, stockholders, members, agents, attorneys, consultants, advisors and representatives.

“Buyer Transaction Agreements” means this Agreement and all other agreements, instruments and documents required to be delivered by Buyer at the Closing.

“Cap” is defined in Section 9.5(a).

“Claim Notice” is defined in Section 9.3(a).

“Closing” is defined in Section 4.1.

“Closing Amount” is defined in Section 3.1(b).

“Closing Date” is defined in Section 4.1.

“Closing Balance Sheet” is defined in Section 3.2(c).

“Closing Net Working Capital” is defined in Section 3.2(c).

“Closing Net Working Capital Statement” is defined in Section 3.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder; provided, however, that a Party required to use Commercially Reasonable Efforts under this Agreement will not thereby be required to take action that would result in a material adverse change in the benefits of this Agreement to such Party with respect to the transactions contemplated hereby or to dispose of or make any material change to its business or assets, expend any material sums of money, or incur any other material burden or to undertake or engage in any Action.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidential Information” is defined in Section 12.5(b)(i).

“Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement and Restrictive Covenant, dated February 21, 2012, between Buyer and Seller.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which Seller is a party.

“Controlling Party” is defined in Section 9.4(b).

“Current Assets” is defined in Section 3.2(b).

“Current Liabilities” is defined in Section 3.2(b).

“Disclosure Schedules” is defined in the preamble to Section 5.

“Earn-out Payment” means the Earn-Out and the Minimum Earn-Out, each as defined in Exhibit A.

“Employment Letter” means the offer letters to be entered into by and between Buyer and the Transferred Employees, substantially in the form of Exhibit B attached hereto.

“Encumbrance” means, with respect to any assets, any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement or other restriction of a similar kind.

“Environmental Laws” means any Law promulgated and in effect on or prior to the Closing Date relating to the generation, production, use, treatment, storage, release, transportation, or disposal of Hazardous Substances or the protection or pollution of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” is defined in Section 3.2(a).

“Estimated Net Working Capital” is defined in Section 3.2(a).

“Excluded Assets” is defined in Section 2.2.

“Executive Employment Agreements” is defined in Section 4.2(e).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Facilitation Agreement” is defined in Section 11.7(b).

“Final Net Working Capital” is defined in Section 3.2(e).

“Financial Statements” is defined in Section 5.5(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 5.1 (Organization; Good Standing), 5.2 (Authority of Seller), 5.3 (Authorization, Execution and Delivery), 5.14 (Taxes), 5.18(a) (Title to Assets) and 5.20 (No Brokers).

“Funds Flow” is defined in Section 3.1(b).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Approvals” means all consents, authorizations, approvals or filings of or by all Governmental Authorities which are necessary to consummate the transactions contemplated hereby.

“Governmental Authority” means any domestic or foreign federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any wastes, substances, or materials (whether solid, liquid or gas) that are regulated, defined or listed by a Governmental Authority as hazardous, toxic, pollutants or contaminants, including, without limitation, petroleum, asbestos, toxic mold or other substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws.

“Indebtedness” means, with respect to Seller, without duplication, all (a) indebtedness for borrowed money or for the deferred purchase price of property or services, (b) Liabilities as lessee under leases of real and/or personal property which have been or should be recorded as capital leases, (c) Liabilities secured by any Encumbrance on property owned or acquired, whether or not such Liabilities shall have been assumed, (d) guaranties, endorsements (other than for collection in the Ordinary Course of Business) and other contingent obligations whether secured or not in respect of the obligations of other Persons, (e) reimbursement obligations in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments whether or not matured, and (f) amounts owed to Members or Affiliates of Seller. For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness.

“Indemnified Party” is defined in Section 9.3(a).

“Indemnitor” is defined in Section 9.3(a).

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications (including all provisional applications, divisions, continuations, continuations in parts and reissues), trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) computer software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and confidential, technical, technology, industrial and business information rights, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing that are owned, used or licensed by Seller and sold to Buyer hereunder.

“Interim Financial Statements” is defined in Section 5.5(a).

“Inventory” means all inventory of any kind, character, nature or description, whatever its description and wherever located (including items in transit), including all finished goods, work-in-process, supplies, raw materials, manufactured and purchased parts, containers, packaging materials and spares.

“IRS” means the United States Internal Revenue Service or any successor organization thereto.

“Knowledge,” or phrases of similar import, means (a) with respect to any representation, warranty or statement of Seller in this Agreement that is qualified by Seller’s “Knowledge,” the actual knowledge of William Freitag, John Johansen and Robert Buhrle after reasonable inquiry of Seller’s senior management team, and (b) with respect to any representation, warranty or statement of Buyer in this Agreement that is qualified by Buyer’s “Knowledge,” the actual knowledge of Ketan Mehta and Nimish Sankalia after reasonable inquiry of Buyer’s senior management team.

“Law” means any law, common law, statute, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of a court or any other Governmental Authority.

“Leases” is defined in Section 5.6(a).

“Liability” means any liability, obligation, debt, claim, damage, loss or expense (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, and Expenses; provided, however, that “Losses” shall not include consequential, special, exemplary, indirect, incidental, punitive or similar damages, including lost profits, except to the extent awarded to a Third Party in connection with a Third Party claim that is indemnifiable hereunder.

“Material Adverse Effect” means any event, occurrence, change, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to (x) have a material adverse effect on the Business with respect to the Purchased Assets or (y) be materially adverse to the ability of Seller to consummate the transactions contemplated hereby; provided, however, that to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect (except to the extent such event, occurrence, change, circumstance or effect had an effect on the Business with respect to the Purchased Assets which was, or was reasonably expected to be, disproportionate to the effect on the other participants in the industry in which the Business operates): (a) any change in general economic, regulatory or political conditions of the United States or elsewhere, including, without limitation, changes in applicable Laws or accounting rules (including GAAP), interest rates, changes in the stock or other financial markets, and terrorist or other attacks; (b) any change, circumstance, event or effect resulting from the execution, delivery, performance or public announcement of this Agreement or the transactions contemplated hereby or any action required to be taken hereunder; (c) any change, circumstance, event or effect resulting from any action taken by Seller at the request of or with the prior written consent of Buyer or any action taken by Buyer.

“Material Agreements” means each Contract to which Seller is a party or by which it or its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance or services or the delivery of goods or services to or by Seller of any amount or value reasonably expected to be in excess of Twenty-Five Thousand U.S. Dollars (U.S. $25,000.00) annually; (b) contains covenants limiting the freedom of Seller to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of Seller to acquire equity securities of any Person; (c) relates to the ownership or use of or the right to use Intellectual Property Rights, except for any of the foregoing related to the use of generally available off-the-shelf software and generally publicly available Computer Software; (d) is a collective bargaining agreement; (e) is a joint venture or partnership contract or a limited liability company operating agreement; (f) is with any key employee, officer, director or Affiliate of Seller; (g) is a Lease; (h) relates to, or is evidence of, or is a guarantee of, or provides security for, Indebtedness or the deferred purchase price of property whether incurred, assumed, guaranteed or secured by any asset of Seller; (i) is a lease under which Seller is a lessor; (j) cannot be terminated on less than ninety (90) days’ notice without penalty; (k) provides for the payment of cash, or other compensation or benefits, upon the consummation of the transactions contemplated hereby or relates to any loans to officers, directors, managers or Affiliates of Seller; (l) relates to voting, transfer or other arrangements related to the equity ownership of Seller, or warrants, options or other rights to acquire equity interest of Seller (other than this Agreement and the transactions contemplated hereby); or (m) if terminated early due to an event of default or other event, would have a Material Adverse Effect.

“Member” or “Members” is defined in the preamble of this Agreement.

“Net Working Capital” is defined in Section 3.2(b).

“Net Working Capital Statement” is defined in Section 3.2(a).

“Neutral Accountants” is defined in Section 3.2(e).

“Non-Competition Period” is defined in Section 12.6(a).

“Notice of Dispute” is defined in Section 3.2(d).

“Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of Seller in the operation of the Business.

“Party” or “Parties” is defined in the preamble of this Agreement.

“Patent Assignment Agreement” is defined in Section 4.2(c).

“Percentage Interest” means, with respect to a Member as of the Closing Date, (a) in the case of William K. Freitag, 58.5%, (b) in the case of John M. Johansen, 39.0%, and (c) in the case of Robert Buhrle, 2.5%.

“Permits” means all licenses, permits, franchises, easements, variances, exceptions, approvals, authorizations, consents, certificates or orders of, or filings with, any Governmental Authority or any other Person.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established by Seller in accordance with GAAP, (b) liens of landlords and liens of carriers, warehousemen, mechanics and material men and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established by Seller in accordance with GAAP, (c) other liens or imperfections on property which are not material in amount, do not materially detract from the value of and do not materially impair the existing use of the property affected by such lien or imperfections, (d) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (e) purchase money liens on Business Property acquired in the Ordinary Course of Business, (f) liens securing executory obligations under any lease that constitutes a “capital lease” under GAAP, and (g) any utility company rights, easements and franchises.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Post-Closing Adjustment” is defined in Section 3.2(f).

“Proposed Customer Contracts” is defined in Section 5.15.

“Purchase Price” means the amounts set forth in Section 3.1, subject to, and as, adjusted pursuant to Sections 3.2 and 11.5.

“Purchased Assets” is defined in Section 2.1.

“Recipient” is defined in Section 11.2(g).

“Required Consents” is defined in Section 4.3(b).

“Retained Corporate Records” is defined in Section 2.2(f).

“Retained Liabilities” is defined in Section 2.4.

“Review Period” is defined in Section 3.2(d).

“Seller” is defined in the preamble of this Agreement.

“Seller’s Breach Notice” is defined in Section 10.1(a)(i).

“Seller 401(k) Plan” is defined in Section 11.2(d).

“Seller Group Member” means Seller and Seller’s Affiliates and their respective directors, managers, officers, employees, stockholders, members, agents, attorneys, consultants, advisors and representatives.

“Seller Transaction Agreements” means this Agreement and all other agreements, instruments and documents required to be delivered by Seller at the Closing.

“Signing Amount” is defined in Section 3.1(a).

“Subsidiary” or “Subsidiaries” means, with respect to a Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capital, total equity securities or total income of such partnership or limited liability company.

“Target Net Working Capital” is defined in Section 3.2(b).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding or back up withholding tax, alternative or add-on minimum, ad valorem, transfer or excise tax, prohibited transaction tax, or any other tax, custom, duty, fee, assessment or governmental charge of any kind, together with any additions to tax, interest, penalties and additional amounts with respect thereto.

“Tax Authority” means any Governmental Authority having jurisdiction with respect to Tax.

“Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information and any amendments thereof) with respect to any Tax.

“TD Bank Loan” is defined in Section 2.4.

“Third Party” means any Person other than Buyer, Seller, any Member or any of their Affiliates.

“Trademark Assignment Agreement” is defined in Section 4.2(b).

“Trade Secrets” is defined in Section 12.5(b)(ii).

“Transaction Documents” means the Seller Transaction Agreements and the Buyer Transaction Agreements.

“Transaction Payment” is defined in Section 11.2(g).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar Taxes and fees together with any additions to Tax, interest, penalties and additional amounts with respect thereto.

“Transferred Employees” is defined in Section 11.2(a).

“Year-End Financial Statements” is defined in Section 5.5(a).

SECTION 2
Purchase and Sale of Assets

2.1.          Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in, to and under the assets and properties, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, used or held for use by Seller in the conduct of the Business (other than the Excluded Assets) as the same shall exist on the Closing Date, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, including the following (collectively, the “Purchased Assets”):

(a)          all Business Property of Seller, wherever located, including the Business Property set forth on Section 2.1(a) of the Disclosure Schedules;

(b)          the Leases set forth on Section 2.1(b) of the Disclosure Schedules;

(c)          all Contracts set forth on Section 2.1(c) of the Disclosure Schedules (the “Assumed Contracts”);

(d)          all Intellectual Property Rights used in the Business owned by Seller or its Affiliates, including the Intellectual Property Rights set forth on Section 2.1(d) of the Disclosure Schedules (which shall include the domain names Agiletech and Agile Technologies);

(e)          all accounts receivable, notes and notes receivable and other receivables (whether or not billed) relating to the Business (collectively, the “Accounts Receivable”);

(f)          all Actions, insurance claims and proceeds, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, counterclaims and rights of recoupment of every kind, including for past, present or future damages relating to any Purchased Assets or any Assumed Liabilities;

(g)          all reasonably available original, and to the extent not available, reasonably available copies of books, records and other documents of Seller or which relate to the Business, including all books of account, general, financial, accounting records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, data, plans, sales and promotional literature, catalogs, advertising materials, manuals and customer and supplier correspondence, but excluding Retained Corporate Records (provided that Seller may retain copies of any such books, records and documents and Buyer shall provide Seller with access to or copies of such books, records and documents as provided in Section 12.7);

(h)          all telephone and facsimile numbers used in the Business;

(i)          all credits, prepaid expenses, safety deposits and security deposits relating to the Business;

(j)          all reasonably available employee-related and employee benefit-related files or records of Transferred Employees (except to the extent Seller is prohibited by Law or Contract from transferring or disclosing such personnel records or required by Law to retain such personnel records);

(k)          all other intangible personal property of Seller related to the Business and all goodwill of the Business; and

(l)          all cash, cash deposits, securities, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description.

2.2.         Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the following assets of Seller shall not constitute Purchased Assets and shall be retained by Seller (collectively, the “Excluded Assets”):

(a)          all bank accounts;

(b)          all Contracts that are not Assumed Contracts, including all Contracts with (i) Gwinnett County, Georgia, (ii) DeKalb County, Georgia, (iii) the State of Ohio, (iv) GSA, (v) Immucor (vi) Drinker Biddle & Reath LLP and (vii) EisnerAmper LLP;

(c)          all Leases that are not set forth on Section 2.1(b) of the Disclosure Schedules;

(d)          all Benefit Plans and all policies, administrative service and Third Party arrangements and other assets related thereto;

(e)          all employment, consulting, bonus, incentive, severance, retention, change in control or other similar Contracts with any Persons and all employee related and employee benefit related files or records of such Persons, in each case, except for such files and records that are Purchased Assets and as otherwise provided herein;

(f)           all governance documents, entity seals, minute books, ownership books and records, and any other limited liability company or corporate records relating to Seller and all Tax and accounting records including Tax Returns of Seller and all books and records relating to the Excluded Assets or Retained Liabilities and any other books, records and other documents of Seller which do not relate to the Business (the “Retained Corporate Records”); provided that Seller shall provide Buyer with access to or copies of such Retained Corporate Records as provided in Section 12.7);

(g)         all Tax assets (including rights to any refund from any Governmental Authority with respect to Taxes or duties and any prepayments) of Seller or any of its Affiliates;

(h)          all rights to any Action of any nature available to or being pursued by Seller arising out of or relating to any of the Retained Liabilities, whether arising by way of counterclaim or otherwise, and all defenses, and rights of set-off related thereto;

(i)           all insurance policies and all rights to applicable claims and proceeds thereunder (except those acquired under Section 2.1(f));

(j)           the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents, including with respect to the Earn-Out Payments;

(k)          the assets of Seller set forth on Section 2.2(k) of the Disclosure Schedules;

(l)           all Permits listed in Section 5.8 of the Disclosure Schedules and any applications for Permits; and

(m)         rights of Seller arising out of its dispute and subsequent lawsuit with Uniter.

2.3.         Assumption of Liabilities. Following the Closing, Buyer shall specifically assume, pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms the following Liabilities of Seller (collectively, the “Assumed Liabilities”): (a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date and that are not past due by more than thirty (30) days;

(b) all Liabilities arising under or relating to the Assumed Contracts (other than Liabilities for breaches occurring before the Closing and that do not relate to a failure to obtain any Required Consents); (c) Seller’s and Acacia’s Transferred Employees’ salary or bonus amounts due or accrued as of the Closing Date, bonus amounts due as of the Closing Date, and vacation days and paid time off accrued as of the Closing Date; provided, that each such Liabilities are included in Net Working Capital; and (d) the Liabilities set forth in Exhibit 2.3.

2.4.         Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any Liabilities of Seller, whether arising before, on or after the Closing Date, and all such Liabilities (collectively the “Retained Liabilities”) shall remain the exclusive Liabilities of Seller. Notwithstanding anything to the contrary set forth in this Agreement, the Assumed Liabilities shall not include, and the Retained Liabilities shall include, but not be limited to, any Liability for (i) that certain TD Bank Revolving Term Note, by and between TD Bank, N.A. and Seller, and the associated loan documents (collectively, the “TD Bank Loan”); (ii) Taxes arising as a result of or with respect to the Business or the Purchased Assets with respect to any taxable period or portion thereof ending prior to the Closing Date (for this purpose, with respect to Taxes, if any, reported on a periodic basis for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis); (iii) any Taxes of Seller or its Members, including Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement; (iv) any Liabilities or obligations arising on or prior to the Closing Date in regards to social security contributions and benefits (whether regular or increased), income Taxes and in respect of any employee benefit plans now or formerly maintained or utilized by Seller (including without limitation any liabilities arising under any Benefit Plan, regardless of when such liability accrues) as well as any liabilities and obligations in regards to any self-employed contractor or leased employees/agency workers; (v) any Liabilities or obligations of Seller arising in respect of any of its employees’ prior status as independent contractors, including without limitation, any liability for Taxes or any payroll withholdings that could be claimed by Governmental Authorities in respect of such employees; (vi) any Liability or obligations of Seller arising out of its dispute and subsequent lawsuit with Uniter; (vii) any Liabilities or obligations respecting (x) Seller’s employees accrued vacation, paid time off, salary or bonus amount that are not Assumed Liabilities pursuant to Section 2.3(c), and (y) amounts derived from any stock option plan of Seller, employee benefit or workers compensation claims, health care continuation claims under COBRA or any other employee or contractor classification claims; (viii) any Liabilities or obligations that are not Assumed Liabilities pursuant to Section 2.3(c) in respect of the employees or contractors of Seller which arise out of events occurring on or prior to the Closing Date, including, but not limited to, Liabilities and obligations arising out of events occurring on or prior to the Closing Date for violations of the Health and Safety at Work etc. Act 1974, the Fair Labor Standards Act, the Occupational Safety and Health Act, 29 U.S.C. and any health and safety or workers compensation legislation applicable to such employees, any amendment thereto or regulation thereunder, ERISA, or any similar federal or state Laws as well as those prohibiting discrimination on the basis of race, sex or otherwise; (ix) all Liabilities of Seller to indemnify any Person in connection with the operation of the Business at or prior to Closing, whether arising out of contract, common law or otherwise; (x) all trade accounts payable of Seller to Third Parties in connection with the Business that remain unpaid as of the Closing Date and that are past due by more than thirty (30) days; and (xi) any Liabilities associated with any claims for benefits, workers’ compensation, severance, retention, termination or other payments due

Transferred Employees in connection with, or as a result of, the consummation of the transactions contemplated by this Agreement. Seller shall be responsible for all of the Retained Liabilities.

SECTION 3
Purchase Price

3.1.         Purchase Price. As full consideration for the grant, sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer by Seller under this Agreement and assumption of the Assumed Liabilities by Buyer, Buyer shall pay to Seller the Purchase Price as follows:

(a)          on execution of this Agreement by both parties, Buyer shall pay or cause to be paid to Seller, an amount in cash equal to One Million U.S. Dollars (U.S. $1,000,000.00), subject to adjustments pursuant to Sections 3.2 and 11.5 hereof (the “Signing Amount”), by means of a wire transfer of immediately available funds to the account of Seller designated in writing by Seller; plus

(b)          on the Closing Date, Buyer shall pay or cause to be paid to Seller an amount in cash equal to Two Million U.S. Dollars (U.S. $2,000,000.00), subject to adjustments pursuant to Sections 3.2 and 11.5 hereof (the “Closing Amount”), by means of a wire transfer of immediately available funds to the account of Seller designated in writing by Seller on the day before the Closing Date (the “Funds Flow”); plus

(c)          Buyer shall pay or cause to be paid to Seller each Earn-out Payment at the time, in the amount and according to the terms and conditions set forth under Exhibit A, subject to adjustments pursuant to Section 3.2 and 11.5 hereof; plus

(d)          Buyer shall pay or cause to be paid to Seller the amount of any Post-Closing Adjustment payable to Seller pursuant to Section 3.2(f) as finally determined pursuant to Section 3.2.

Any and all payments to be made pursuant to this Agreement shall be subject to applicable withholding Taxes, if any.

3.2.         Purchase Price Adjustment.

(a)          No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an internally prepared pre-Closing estimated balance sheet of the Purchased Assets and Assumed Liabilities as of the Closing Date (the “Estimated Closing Balance Sheet”) setting forth Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) prepared and calculated in accordance and consistent with the line items of the form of net working capital statement set forth under Exhibit C (“Net Working Capital Statement”), which Estimated Closing Balance Sheet and Estimated Net Working Capital shall be prepared by Seller from the underlying books and records of Seller using individual balances that shall be in accordance with GAAP applied consistently with the balance sheet contained in the Year-End Financial Statements and which shall be reasonably acceptable to Buyer, and accompanied by reasonable supporting documentation used by Seller to calculate the foregoing. If the Estimated Net Working Capital is less than the Target Net Working Capital, the Closing Amount payable pursuant to Section 3.1(b) shall be reduced by the difference. If the Estimated Net Working Capital is greater than the Target Net Working Capital, the Closing Amount payable pursuant to Section 3.1(b) shall be increased by the difference. If the Estimated Net Working Capital is equal to the Target Net Working Capital, there shall be no adjustment to the Closing Amount at the Closing.

(b)          The “Target Net Working Capital” shall mean and be equal to U.S. $700,000.00. “Net Working Capital” shall mean (A) Current Assets on the Closing Date as of immediately before the Closing, less (B) Current Liabilities on the Closing Date as of immediately before the Closing. “Current Assets” means cash (minus any amount of checks issued by Seller and not yet cashed plus any amount of checks deposited by Seller for clearance), accounts receivable and unbilled accounts receivable (in each case, net of allowances and excluding the receivables of all customer contracts that are not Assumed Contracts), prepaid expenses attributable to any post-Closing period or for which Buyer may get a refund post-Closing, safety deposits and security deposits of the Business included in the line items set forth on the Net Working Capital Statement, but excluding any Tax assets and, in each case, only to the extent included in the Purchased Assets, determined in accordance with GAAP applied consistently with the balance sheet contained in the Year-End Financial Statements as if such accounts were being prepared and audited as of a fiscal year end. “Current Liabilities” means accounts payable and other current liabilities (including deferred revenue) of the Business included in the line items set forth on the Net Working Capital Statement and, in each case, only to the extent included in the Assumed Liabilities, determined in accordance with GAAP applied consistently with the balance sheet contained in the Year-End Financial Statements as if such accounts were being prepared and audited as of a fiscal year end.

(c)          Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a consolidated balance sheet of the Purchased Assets and the Assumed Liabilities as of the Closing Date (the “Closing Balance Sheet”) setting forth Buyer’s calculation of the Net Working Capital (the “Closing Net Working Capital”), prepared and calculated in accordance and consistent with the Net Working Capital Statement, which Closing Balance Sheet and Closing Net Working Capital shall be prepared from the underlying books and records of Seller using individual balances and in accordance with GAAP applied consistently with the balance sheet contained in the Year-End Financial Statements as if such Closing Balance Sheet and Closing Net Working Capital were being prepared and audited as of a fiscal year end (the “Closing Net Working Capital Statement”). The Closing Net Working Capital Statement shall be accompanied by reasonable supporting documentation used by Buyer to calculate the Closing Balance Sheet and Closing Net Working Capital.

(d)          The Seller shall have thirty (30) days (the “Review Period”) to review the Closing Net Working Capital Statement. During the Review Period, Seller and Seller’s representatives and accountants shall have full access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s representatives and accountants to the extent that they relate to the Closing Net Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Net Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Working Capital Statement and to prepare a Notice of Dispute; provided that such access shall be in a manner that does not interfere with the reasonable business operations of Buyer or the Business. If the Seller disputes the Closing Net Working Capital as set forth on the Closing Net Working Capital Statement, the Seller shall deliver notice of such dispute (a “Notice of Dispute”) to Buyer on or prior to the expiration of the Review Period. Any Notice of Dispute shall specify in reasonable detail the nature and amount of any and all items in dispute. Following delivery of any such Notice of Dispute from Seller, authorized representatives of Buyer and Seller shall promptly meet and confer in an effort to resolve such disagreement in good faith. If there is no Notice of Dispute, the Closing Net Working Capital set forth on the Closing Net Working Capital Statement shall be deemed to be the Final Net Working Capital.

(e)          In the event Buyer and Seller are unable to resolve any disagreement with respect to the Closing Net Working Capital Statement within fifteen (15) Business Days following the date of delivery of the Notice of Dispute (or such longer period as Buyer and Seller may agree), resolution of such dispute shall be determined by an independent firm of certified public accountants mutually agreeable to Buyer and Seller (the “Neutral Accountants”). If issues in dispute are submitted to the Neutral Accountants for resolution, (A) each Party shall furnish to the Neutral Accountants (with copies to the other Party) such work papers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that Party, and shall be afforded the opportunity to present to the Neutral Accountants any material relating to the determination and to discuss the determination with the Neutral Accountants; (B) the determination by the Neutral Accountants of the Net Working Capital of Seller as of the Closing Date, as set forth in a written notice delivered to both Parties by the Neutral Accountants, will be binding and conclusive on the Parties; and (C) the fees and expenses of the Neutral Accountants for such determination shall be paid by the Parties in inverse proportion to the outcome of the Parties’ position with respect to the dispute over the final adjustment. For example, if it is Buyer’s position that the adjustment owed is $300, Seller’s position that the adjustment owed is $100 and the Neutral Accountants’ finding that the adjustment owed is $150, then Buyer shall pay 75% (i.e., (300-150)/(300-100)) of the fees and expenses and Seller shall pay 25% (i.e., (150-100)/(300-100)) of the fees and expenses. The Closing Net Working Capital as finally determined pursuant to Section 3.2(d) or 3.2(e) shall be referred to herein as the “Final Net Working Capital.”

(f)          The “Post-Closing Adjustment” shall be the amount equal to the Final Net Working Capital minus the Estimated Net Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay an amount equal to the Post-Closing Adjustment to an account designated in writing by Seller (by wire transfer of immediately available funds) within five (5) Business Days after the determination of the Final Net Working Capital. If the Post-Closing Adjustment is a negative number, Seller shall pay an amount equal to the Post-Closing Adjustment to an account designated in writing by Buyer (by wire transfer of immediately available funds) within five (5) Business Days after the determination of the Final Net Working Capital; provided, however, that Buyer and Seller may agree in writing to instead deduct the Post-Closing Adjustment due to Buyer from the Transaction Payments and/or the Earn-Out Payments until the full amount of the Post-Closing Adjustment is satisfied.

(g)          Payments pursuant to this Section 3.2 shall be deemed adjustments to the Purchase Price.

3.3.         Allocation. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets and the non-compete covenants set forth in Section 12.6 hereof as set forth in Exhibit 3.3 (the “Allocation Schedule”). In the event that any subsequent adjustment to the Purchase Price occurs as a result of (a) any indemnity payments made pursuant to this Agreement, (b) any adjustment to the amount of Assumed Liabilities, or (c) for any other reason, including pursuant to Section 3.2, such adjustments shall be allocated in a manner consistent with the Allocation Schedule. The Parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule in any relevant Tax Returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of local, state and foreign Law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law. Except as otherwise required by applicable Law, the Parties will not take any position on any Tax Return or in any administrative or judicial proceeding that is in any way inconsistent with the Allocation Schedule and the Parties shall file Forms 8594 with the IRS (and any comparable forms with the appropriate authorities) in a manner consistent with the Allocation Schedule.

SECTION 4
Closing

4.1.         Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically, commencing at 10:00 a.m., Eastern Time, and effective as of 12:01 a.m., Eastern Time, on the date that is two (2) Business Days after the first date on which the conditions to the obligation of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”).

4.2.         Buyer Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing, Buyer shall deliver or cause to be delivered to Seller all of the following:

(a)          the Closing Amount, payable in accordance with the Funds Flow as provided in Section 3.1;

(b)          trademark, service mark, trade name, domain name assignment agreement, substantially in the form attached hereto as Exhibit D, duly executed by Buyer (the “Trademark Assignment Agreement”);

(c)          patent and patent applications assignment agreement, substantially in the form attached hereto as Exhibit E, duly executed by Buyer (the “Patent Assignment Agreement”);

(d)          a certificate, in form and substance reasonably satisfactory to Seller, duly executed by a duly authorized officer of Buyer, certifying that the conditions specified in Section 8.2(a) have been satisfied;

(e)          the employment agreements between Buyer and each of William Freitag, John Johansen and Robert Buhrle, duly executed by Buyer (“Executive Employment Agreements”);

(f)          an assignment and assumption agreement, duly executed by Buyer, substantially in the form attached hereto as Exhibit F (“Assignment and Assumption Agreement”);

(g)          the Facilitation Agreement, duly executed by Buyer;

(h)          a certificate of the secretary of Buyer certifying (i) copies of its certificate of formation as certified by the Secretary of State of California, and bylaws of Buyer, as amended, (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and consummation of this Agreement and the Buyer Transaction Agreements and the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the incumbency, offices and signatures of the officers of Buyer executing this Agreement and the Buyer Transaction Agreements, in form and substance reasonably satisfactory to Seller; and

(i)          such other instruments and documents which Seller may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby.

4.3.         Seller’s Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8.2, at the Closing Seller shall deliver or cause to be delivered to Buyer all of the following:

(a)          a certificate of an officer/manager of Seller certifying (i) copies of its certificate of formation as certified by the Secretary of State of New Jersey, and operating agreement of Seller, as amended, (ii) a copy of the resolutions of the Managers and Members of Seller authorizing the execution, delivery and consummation of this Agreement and the Seller Transaction Agreements and the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the incumbency, offices and signatures of the officers/managers of Seller executing this Agreement and the Seller Transaction Agreements, in form and substance reasonably satisfactory to Buyer;

(b)          copies of all Governmental Approvals set forth in Section 4.3(b) of the Disclosure Schedules and all approvals, consents (including without limitation consents for certain key customer Contracts), and releases from and filings with Third Parties set forth in Section 4.3(b) of the Disclosure Schedules, which shall include the consents of Markel and Grange (the “Required Consents”);

(c)          a bill of sale, duly executed by Seller, substantially in the form of Exhibit G attached hereto (“Bill of Sale”);

(d)          the Assignment and Assumption Agreement, duly executed by Seller;

(e)          the Executive Employment Agreements, duly executed by each of William Freitag, John Johansen and Robert Buhrle;

(f)          the Trademark Assignment Agreement, duly executed by Seller;

(g)          the Patent Assignment Agreement, duly executed by Seller;

(h)          the Facilitation Agreement, duly executed by Seller;

(i)           a certificate of non-foreign status for purposes of Section 1445 of the Code in form and substance reasonably acceptable to Buyer;

(j)           a certificate, in form and substance reasonably satisfactory to Buyer, duly executed by a duly authorized officer of Seller, certifying that the conditions specified in Section 8.1(a) have been satisfied; and

(k)          such other instruments and documents which Buyer may reasonably deem necessary or as may be required to consummate the transactions contemplated hereby.

SECTION 5
Representations and Warranties of Seller

Except as set forth on the related disclosure schedules (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as follows:

5.1.         Organization; Good Standing. Seller is a limited liability company duly formed, legally and validly existing under the laws of the State of New Jersey. Seller has never had and does not have any Subsidiaries.

5.2.         Authority of Seller. Seller has the power and authority to own or lease and operate the assets it purports to own or lease and to carry on its business in the manner conducted immediately prior to the date of this Agreement, and Seller is duly licensed or qualified to do business as a foreign company and is in good standing in each jurisdiction in which the nature of its assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to legally exist or to be duly licensed or qualified to do business would not have a Material Adverse Effect. Seller has previously made available to

Buyer true and complete copies of the certificate of formation and operating agreement of Seller, as currently in effect.

5.3.         Authorization, Execution and Delivery. Seller has the requisite capacity, power and authority to execute, deliver and perform this Agreement and each of the Seller Transaction Agreements to which Seller is a party. The execution, delivery and performance by Seller of this Agreement and each of the Seller Transaction Agreements has been duly authorized and approved by all necessary limited liability company action. This Agreement and each of the Seller Transaction Agreements has been duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.4.         Non-Contravention. Except as set forth in Section 5.4 of the Disclosure Schedule, neither the execution, delivery or performance by Seller of this Agreement and each Seller Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the certificate of formation, operating agreement or other organizational documents of Seller, (b) violate any provision of applicable Law relating to Seller, (c) require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority, (d)  require notice or consent or violate any provision or constitute a material breach or material default or give rise to any right to terminate, cancel, amend or accelerate any obligations under any Assumed Contract, or (e) result in the creation or imposition of any Encumbrance on any of the assets or properties of Seller, except in the cases of clauses (b), (c) and (d), where the violation, breach, default, failure to give notice or failure to do or obtain any of the things specified therein would not reasonably be expected to have a Material Adverse Effect.

5.5.         Financial Statements.

(a)          Section 5.5(a) of the Disclosure Schedules sets forth (i) the unaudited balance sheet of Seller at the Balance Sheet Date (the “Balance Sheet”) and the related unaudited statements of income and Members’ capital for the period then ended (together with the Balance Sheet, the “Interim Financial Statements”) and (ii) the unaudited balance sheet of Seller at December 31, 2013 and the related unaudited statements of income and members’ capital and cash flows for the three-year period then ended (the “Year-End Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial condition of Seller and its results of operations at the dates or for the respective periods then ended, as applicable, and have been prepared in accordance with GAAP, subject to the absence of notes and, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. Since the Balance Sheet Date, there has been no material change in any accounting (or tax accounting) policy, practice or procedure of Seller.

(b)          Seller maintains, in all material respects, true, correct and complete books and records reflecting its assets, Liabilities, revenues and expenses, and maintains, in all material respects, proper and adequate internal accounting controls and procedures which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iii) accounts, notes and other receivables and Inventory are recorded accurately, and proper procedures are implemented to effect the collection thereof on a current and timely basis, and (iv) revenues and expenses are recorded accurately, and proper procedures are implemented to effect the payment thereof on a current and timely basis.

5.6.         Real Property.

(a)          Seller does not own any real property. Section 5.6(a) of the Disclosure Schedules sets forth a complete list of all leases and subleases of real property and interests in real property pursuant to which Seller is a party or any of its material assets or properties is bound either as a lessor or a lessee (the “Leases”). Seller has delivered or made available to Buyer a true and complete copy of each of the Leases.

(b)          Each of the Leases is in full force and effect. Seller is not in material default of any of its obligations under any Lease and Seller has performed in all material respects all obligations required to be performed by it thereunder. To the Knowledge of Seller, no Third Party under any Lease is in material default of any of its respective material obligations under any Lease and such Third Party has performed in all material respects all obligations required to be performed by it thereunder.

5.7.         [RESERVED]

5.8.         Permits; Compliance with Law. Seller is in possession of all Permits required or necessary for it to own, lease and operate its properties or to carry on the Business as it is now being conducted, except for such Permits the failure of which to have would not reasonably be expected to have a Material Adverse Effect. Section 5.8 of the Disclosure Schedules sets forth a correct and complete list of all such Permits. No suspension or cancellation of any of the Permits listed in Section 5.8 of the Disclosure Schedules is pending or, to the Knowledge of Seller, threatened in writing and, to the Knowledge of Seller, no such suspension or cancellation will result from the transactions contemplated by this Agreement or any Seller Transaction Agreement. To the Knowledge of Seller, Seller is not in material conflict with, or in material default or violation of, (a) any Law applicable to Seller, the Business or any of its products and services, or by which any property or asset of Seller is bound, including but not limited to, privacy, data protection laws, the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and other applicable national and international anti-bribery Laws and conventions (collectively, the “Anti-Bribery Laws”), or (b) any Permit listed on Section 5.8 of the Disclosure Schedules, except for conflicts, defaults or violations of an immaterial nature. In the past five (5) years, Seller has not received any written communication that alleges that Seller or any of its agents is, or may be, in violation of, or has, or may have, any material liability under, any applicable Laws, including Anti-Bribery Laws. None of the representations set forth in this Section 5.8 shall be deemed to relate to employee matters, employment matters or labor relations matters (which are governed exclusively by Sections 5.10 and 5.11, respectively), Taxes or Tax matters (which are governed exclusively by Section 5.14), or environmental matters (which are governed exclusively by Section 5.17).

5.9.         Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened in writing against or involving Seller, or any of its assets or properties. There are no outstanding Orders pending before any Governmental Authority or, to the Knowledge of Seller, threatened in writing (a) against Seller, or any of its assets or properties, or (b) which would prohibit or enjoin the consummation of the transactions contemplated hereby and under the Seller Transaction Agreements.

5.10.        Labor Relations. Seller is not and has never been a party to or otherwise bound by any labor or collective bargaining agreement. Seller is not involved in or, to the Knowledge of Seller, threatened in writing with any labor dispute, strike, slowdown, work stoppage, grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees. Seller has not conducted any negotiations with respect to any future Contract with or commitment to any labor union or association and, to the Knowledge of Seller, there are no current or threatened (in writing) attempts to organize or establish any labor union or association or employee association with respect to Seller. Seller has complied in all material respects with all applicable Laws relating to the employment of labor. Seller has not incurred any Liability under the Worker Adjustment and Retraining Notification Act, or any similar state or local Law concerning plant closure or mass layoff, that remains unsatisfied.

5.11.        Employee Relations and Agreements. Section 5.11(a) of the Disclosure Schedules sets forth all Contracts with employees, independent contractors, consultants or managers to which Seller is a party as of the date of this Agreement. Except as set forth in Section 5.11(b) of the Disclosure Schedules, no employee, independent contractor, consultant or manager of Seller is a party to any Contract with Seller or any of its Affiliates that entitles him or her to compensation or other consideration as a result of the Closing (other than payment of compensation in the Ordinary Course of Business). No employees of Seller have notified Seller or any Member in writing of his or her intention to leave the Business after the Closing. To the Knowledge of Seller, none of the employees of Seller are subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar Contracts with any Person other than Seller. Seller has not received any written notice alleging that any violation of any such Contracts has occurred. Section 5.11(c) of the Disclosure Schedules contains a true, complete and correct list setting forth as of December 10, 2014 the names, current compensation rate and other compensation of all current employees, independent contractors and consultants of Seller. The representations set forth in this Section 5.11 and in Section 5.10 are the exclusive representations regarding employee matters, employment matters and labor relations matters.

5.12.        [RESERVED]

5.13.        Insurance. Section 5.13 of the Disclosure Schedules sets forth a list of all insurance policies currently in effect which are owned or held by Seller, insuring the assets, business and operations of Seller and its potential liabilities to Third Parties, and all general liability policies maintained by Seller. All such policies are in full force and effect and shall remain in effect as of the Closing Date without change and all premiums due and payable in respect thereof have been paid through the Closing Date. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to, or notice of disallowance of any claim under, any such policy has been received by Seller.

5.14.        Taxes.

(a)          Seller has duly filed on a timely basis all Tax Returns required to be filed by or with respect to Seller. Each such Tax Return correctly and completely reflects Liability for Taxes and all other material information required to be reported thereon. Seller has timely paid all Taxes due and payable whether or not shown on any Tax Return.

(b)          Seller has withheld with respect to its employees all federal and state income Taxes required to be withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and all other Taxes it is required to withhold from amounts paid or owing to any employee, member, creditor or other Third Party and has timely remitted the same to the applicable Governmental Authority. Seller has timely paid all Taxes required to have been withheld and paid and has complied in all material respects with all information reporting and back-up withholding requirements.

(c)          Seller is not a foreign party within the meaning of Section 1445 of the Code.

(d)          Except for Permitted Encumbrances that will be terminated at Closing, there are no Encumbrances for Taxes on any of the Purchased Assets.

(e)          The Seller 401(k) Plan has received a favorable determination letter or opinion letter from the IRS as to the tax qualification of such plan and the Seller 401(k) Plan is so qualified.

(f)          The representations set forth in this Section 5.14 constitute the exclusive representations with respect to Taxes and Tax matters.

5.15.        Material Agreements.  Section 5.15(a) of the Disclosure Schedules sets forth a complete and accurate list of all Material Agreements. All of the Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of Seller and, to the Knowledge of Seller, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, in each case except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. There are no breaches or defaults by Seller under any of the Material Agreements or events which with notice or the passage of time would constitute a material breach or default by Seller, except for such defaults and events as to which requisite waivers or consents have been obtained or which would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, there are no material breaches or material defaults by any other party under any of the Material Agreements or events which with notice or the passage of time would constitute a material breach or material default by any such other party. To the Knowledge of Seller, there are no pending issues or disputes between Seller and any other party under any of the Material Agreements. Seller has made available to Buyer true and complete copies of all Material Agreements, including all amendments thereto. Section 5.15(b)

of the Disclosure Schedules lists and describes the status of negotiations or proposals with new prospective customers of the Business (“Proposed Customer Contracts”). Seller has delivered to Buyer true and complete copies of the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the terms of all of the Proposed Customer Contracts set forth in Section 5.15(b) of the Disclosure Schedules.

5.16.        Operations Since Balance Sheet Date. Since the Balance Sheet Date, except as contemplated by this Agreement or the Seller Transaction Agreements, Seller has operated in the Ordinary Course of Business and there has not been a Material Adverse Effect. Except as set forth in Section 5.16 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the Ordinary Course of Business, Seller has not:

(a)          created, incurred, assumed, or agreed to create, incur, assume or guarantee, any Indebtedness;

(b)          instituted any material increase in, amended, entered into, terminated or adopted any Benefit Plan, other than as required by any such existing Benefit Plan or by Law;

(c)          made any material change in the compensation of managers, directors, employees, independent contractors or consultants of Seller, other than changes made in accordance with normal compensation practices and consistent with past practices of Seller or changes required by existing employment agreements or by Law;

(d)          made any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change was required by GAAP;

(e)          (i) issued or sold any equity interests of Seller, (ii) issued, sold or granted any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any equity interests of Seller, (iii) effected any recapitalization, reclassification, equity interest dividend, or like change in the capitalization of Seller, (iv) made any redemption or purchase of any equity interests of Seller; or (v) granted any equity-based compensation of Seller other than in accordance with existing Benefit Plans;

(f)          invested in or otherwise purchased any interest in any other Person;

(g)          made any payments, dividends or distributions to any Person (including, without limitation, any Affiliate of Seller) or directly or indirectly engaged in any transaction, arrangement or Contract with any officer, director, manager, member, equity holder or Affiliate of Seller;

(h)          failed to pay any material payables and other material Liabilities when due;

(i)          failed to maintain any insurance policies of the Business other than those where a replacement policy with at least similar coverage areas and amounts was procured;

(j)          sold any of its material assets (whether tangible or intangible);

(k)          delayed or postponed the payment of any accounts payable or accelerated the collection of or discounted any accounts receivable;

(l)          terminated or failed to maintain or renew any material Permits;

(m)          made, revoked or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or entered into any other arrangement or agreement with respect to Taxes;

(n)          amended, modified, extended, renewed, terminated or entered into any Material Agreement;

(o)          acquired, directly or indirectly, any shares of stock or equity of Mastek, Ltd., parent of Buyer; or

(p)          entered into any agreement to do any action prohibited under clauses (a) through (o) of this Section 5.16.

5.17.       Environmental Compliance. To the Knowledge of Seller, Seller has been and is in compliance in all material respects with all applicable Environmental Laws. Seller has not received any written notice of violation, and no Action is pending or, to the Knowledge of Seller, threatened in writing, asserting actual or potential Liability under any Environmental Law with respect to Seller, including written notice of any environmental investigation, corrective or remedial obligation. To the Knowledge of Seller, Seller has not treated, stored, disposed of, transported, handled, exposed any Person to, or released any toxic or otherwise Hazardous Substance or waste in violation of, or as would reasonably be expected to give rise to Liabilities pursuant to, any applicable Environmental Laws. The representations set forth in this Section 5.17 constitute the exclusive representations regarding environmental matters.

5.18.        Title to Assets; Sufficiency of Assets.

(a)          Seller has good, valid and (as applicable) marketable title to, or a valid leasehold or license interest in the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. Upon the sale, conveyance, transfer, assignment and delivery of the Purchased Assets in accordance with this Agreement, Seller will convey to Buyer good, valid and marketable title to, or a valid leasehold or license interest in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)          The Purchased Assets comprise substantially all assets and properties (not including human capital) used in or necessary for the continued conduct of the Business in substantially the same manner as now being conducted and are adequate for the Buyer to conduct the Business immediately after the Closing in substantially the same manner in which the Business is now being conducted. Each of the Purchased Assets constituting tangible assets are in reasonably good repair and operating condition (subject to normal wear and tear and maintenance).

5.19.        Inventory. Seller does not own a material amount of any Inventory, and the ownership and maintenance of Inventory is not significant to the conduct of the Business as currently conducted.

5.20.        No Brokers. Neither Seller nor any Person acting on Seller’s behalf has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.21.        No Undisclosed Liabilities. Seller has no Liabilities of any nature that would be Assumed Liabilities except for (a) Liabilities disclosed, reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, or (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business (none of which is a Liability resulting from noncompliance with any applicable Law, the material breach of any Contract, the material breach of any warranty, the commission of any tort or act of infringement or any other claim or lawsuit), (c) Liabilities set forth on the Disclosure Schedule, or (d) Liabilities which are not of a type required by GAAP to be reflected or reserved against on the Balance Sheet.

5.22.        Bank Accounts. Section 5.22 of the Disclosure Schedules sets forth the name of each bank in which Seller has a bank account, lockbox or safe deposit box used in the Business.

5.23.        Names and Locations. Except as set forth in Section 5.23(a) of the Disclosure Schedules, during the five (5) year period prior to the execution and delivery of this Agreement, neither Seller nor its predecessors have used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of Seller are located at the locations set forth in Section 5.23(b) of the Disclosure Schedules.

5.24.      Affiliate Transactions; Affiliated Entities.

(a)          Except as set forth in Section 5.24(a) of the Disclosure Schedules, no shareholder, member, employee, officer, manager or director of Seller or any of its Affiliates is indebted to Seller and Seller is not indebted or committed to make loans or extend or guarantee credit to any of the foregoing Persons. No shareholder, Member, officer, manager, employee, director or other Affiliate of Seller is interested, directly or indirectly, in any Contract with Seller. To the Knowledge of Seller, no employee or member of the immediate family of any employee, officer, director/manager, or Member is interested, directly or indirectly, in any Contract with Seller.

(b)          Agile Technologies Solutions, LLC, a New Jersey limited liability company (“ATS”), and Agile Technologies Products, LLC, a New Jersey limited liability company are each Affiliates of Seller (“ATP”). Neither ATS nor ATP own any material assets, Intellectual Property Rights, have any material Liabilities or are party to any material Contracts with respect to the Business.

5.25.        Customers and Suppliers. Section 5.25(a) of the Disclosure Schedules sets forth the customers of Seller who have paid consideration to Seller of more than $25,000 during the fiscal year ended December 31, 2013 or for the nine (9) months ended September 30, 2014, for goods or services rendered by the Business and Section 5.25(b) of the Disclosure Schedules sets forth the top ten (10) suppliers to Seller in terms of aggregate consideration paid by Seller for the eleven (11) months ended November 30, 2014 for goods or services rendered. To the Knowledge of Seller, within the preceding twelve (12) months, no customer listed in Section 5.25(a) of the Disclosure Schedules or supplier listed in Section 5.25(b) of the Disclosure Schedules has: (i) threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any Material Agreements or relationships of such Person with Seller, except in accordance with such customer’s or supplier’s general rights to terminate without cause or for convenience or the expiration of any such Material Agreements per its terms, (ii) decreased materially or threatened in writing to stop, decrease or limit materially, or intends to modify materially its relationships with Seller, or (iii) intends to refuse to pay any amount due to Seller or seek to exercise any remedy against Seller. Seller has not within the past twelve (12) months engaged in any material dispute with any such customer listed in Section 5.25(a) of the Disclosure Schedules or supplier listed in Section 5.25(b) of the Disclosure Schedules. To the Knowledge of Seller and except for the relationship of Seller with Insurity, the acquisition by Buyer of the Purchased Assets and the consummation of the transactions contemplated in this Agreement and the Seller Transaction Agreements will not materially affect in a negative way the relationship of Seller with any customer listed in Section 5.25(a) of the Disclosure Schedules or supplier listed in Section 5.25(b) of the Disclosure Schedules.

5.26.        Accounts Receivable. The Accounts Receivable represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business and to the Knowledge of Seller, such Accounts Receivable are not subject to any defenses, set-offs or counterclaims. Seller has fully performed all obligations with respect to the Accounts Receivable which it was obligated to perform through the Closing Date.

5.27.         Credit Facilities. The TD Bank Loan is the only credit facility used by Seller in the operation of the Business.

5.28.        No Other Representations and Warranties of Seller. Except for the representations and warranties contained in this Section 5 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and any other Buyer Group Member (including any information, documents or material delivered to Buyer and/or made available to Buyer in an electronic dataroom, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

SECTION 6
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

6.1.         Organization; Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and is duly qualified as a foreign corporation to conduct business in the State of New Jersey.

6.2.         Authority of Buyer. Buyer has the requisite power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

6.3.         Authorization, Execution and Delivery. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and each of the Buyer Transaction Agreements. The execution, delivery and performance of this Agreement and the Buyer Transaction Agreements by Buyer has been duly authorized and approved by all necessary action of the Board of Directors of Buyer and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the Buyer Transaction Agreements upon execution and delivery by Buyer (assuming the valid authorization, execution and delivery by each other party thereto) will be the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.4.         Non-contravention. Neither the execution, delivery or performance by Buyer of this Agreement and each Buyer Transaction Agreement, nor the performance by Buyer of any obligation hereunder and thereunder will (a) violate any provision of the organizational documents of Buyer; (b) violate any provision of applicable Law relating to Buyer; (c) require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority except as may be required under applicable Laws and stock exchange regulations; or (d) require notice or consent or violate any provision or constitute a material breach or material default or give rise to any right to terminate, cancel, amend or accelerate any obligations under any contract, Permit or other instrument or obligation of Buyer, except in the cases of clauses (b), (c) and (d), where the violation, breach, default, failure to give notice or failure to do or obtain any of the things specified therein would not reasonably be expected to have a material adverse effect on Buyer or Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.5.         No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.6.         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, the

Transaction Payments and the other amounts payable by Buyer hereunder as and when due and to consummate the transactions contemplated hereby and otherwise perform its obligations hereunder and under the Buyer Transaction Agreements. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business (including, from and after the Closing Date, the Business). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, and does not plan to incur, Liabilities beyond its ability to pay as they become absolute and matured.

6.7.         Litigation. There are no outstanding Orders or Actions pending or, to the Knowledge of Buyer, threatened in writing which would prohibit or enjoin the consummation of the transactions contemplated hereby and under the Buyer Transaction Agreements or that would reasonably be expected to have a material adverse effect on Buyer or impair Buyer’s ability to perform its obligations under the Buyer Transaction Documents.

6.8.         Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 5 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Section 5 of this Agreement (including the related portions of the Disclosure Schedules).

SECTION 7
PRE-CLOSING COVENANTS

Buyer and Seller covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.         Access to Information. From and after the date hereof and until the Closing, Seller will use Commercially Reasonable Efforts to give to Buyer and its authorized representatives reasonable access during normal business hours and upon reasonable advanced written notice to Seller’s offices, books and records, Tax Returns, Contracts, commitments, officers, facilities, personnel and accountants, and will furnish and make available to Buyer and its authorized representatives all such documents and other information pertaining to the Purchased Assets as Buyer and its authorized representatives may reasonably request; provided, however, that the activities of Buyer and its representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of Seller’s business. From and after the date hereof and until the Closing, Buyer will be provided with reasonable access to Seller’s customers, suppliers, vendors and employees in order to facilitate consummation of the transactions contemplated by this Agreement and for Business continuation purposes upon prior written consent of Seller on a case-by-case basis (such consent not to be unreasonably withheld, conditioned or delayed) and in consultation with Seller.

7.2.         Governmental Approvals. Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Law to consummate the transactions contemplated by this Agreement, the Seller Transaction Agreements and the Buyer Transaction Agreements, including promptly make any filings or submissions required under any applicable Law to obtain any necessary Governmental Approvals.

7.3.         Operations Prior to the Closing Date. During the period from the date hereof to the Closing Date, Seller will use its Commercially Reasonable Efforts to continue to conduct the Business in the Ordinary Course of Business. In addition, during the period from the date hereof to the Closing Date, Seller will: (a) keep in full force and effect its limited liability company existence and all rights, franchises and Intellectual Property Rights relating to or pertaining to the Business; (b) use Commercially Reasonable Efforts to retain its employees and sales and other agents and preserve good business relationships with its employees, vendors, customers and suppliers, and continue to compensate its employees and sales and other agents in accordance with past custom and practice; (c) maintain its books, accounts and records in accordance with past custom and practice; and (d) file with the appropriate Tax Authorities any and all Tax Returns required to be filed by it for the periods covered thereby and pay all Taxes required to be paid by it. Notwithstanding the foregoing, except as set forth below, or in the Ordinary Course of Business, or as otherwise contemplated by this Agreement or with the written approval of Buyer, between the date hereof and the Closing Date, Seller will not do any of the following:

(i)          create, incur, assume, or agree to create, incur, assume or guarantee, any Indebtedness;

(ii)         institute any material increase in, amend, enter into, terminate or adopt any Benefit Plan, other than the annual renewal of such Benefit Plans in the Ordinary Course of Business or as otherwise required by any such existing Benefit Plan or by Law; provided, however, that notwithstanding the foregoing, Seller shall be entitled to take actions in the Ordinary Course of Business in furtherance of the changes described on Section 5.16(b) of the Disclosure Schedules;

(iii)        make any material change in the compensation of managers, directors, employees, independent contractors or consultants of Seller, other than changes made in accordance with normal compensation practices and consistent with past practices of Seller or changes required by existing employment agreements or by any Law; provided, however, that notwithstanding the foregoing, no change shall be made to the compensation of any executive officer of Seller;

(iv)        make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

(v)         delay or fail to make any capital expenditures that were previously budgeted or scheduled to be made;

(vi)        (A) issue or sell any equity interests of Seller; (B) issue, sell or grant any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any equity interests of Seller; (C) effect any recapitalization, reclassification, equity interest dividend, or like change in its capitalization of Seller; (D) amend the certificate of formation or operating agreement or any other organizational documents of Seller; (E) make any redemption or purchase of any equity interests of Seller; or (F) grant any equity-based compensation of Seller;

(vii)       (A) invest in or otherwise purchase any interest in any other Person or (B) create any Subsidiaries;

(viii)      directly or indirectly engage in any transaction, arrangement or Contract with any officer, director, manager, member, equity holder or Affiliate of Seller;

(ix)         make any non-cash distributions or dividend distributions to any Person (provided that, for the avoidance of doubt, Seller shall be entitled to make Tax distributions to the Members in the Ordinary Course of Business);

(x)          fail to pay material payables and other material Liabilities when due;

(xi)         fail to maintain insurance policies currently maintained by the Business unless replacement policies with at least similar coverage areas and amounts are procured;

(xii)        sell any of its assets (whether tangible or intangible);

(xiii)       fail to comply in all material respects with all Laws applicable to the Purchased Assets and the Business;

(xiv)      terminate or fail to maintain or renew any material Permits;

(xv)       willingly do any other act, or omit to take any action, which would cause any representation or warranty of Seller in this Agreement to be or become untrue;

(xvi)      amend, modify, extend, renew, terminate or enter into any Material Agreement or Lease;

(xvii)     acquire, directly or indirectly, any shares of stock or equity of Mastek, Ltd., parent of Buyer and shall not permit any of its officers, directors, members,

managers, financial advisors or Persons acting on its behalf to acquire, directly or indirectly, any shares of stock or equity of Mastek, Ltd.; or

(xviii)    fail to maintain the Purchased Assets, in substantially their current state of repair, excepting normal wear and tear, or fail to replace inoperable, worn out or obsolete or destroyed Purchased Assets that are used in the Ordinary Course of Business;

(xix)       enter into any agreement, or otherwise become obligated, to do any action prohibited under clauses (i) – (xviii) of this Section 7.3.

7.4.         Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use Commercially Reasonable Efforts to cause the Closing to occur (including, without limitation, the use of Commercially Reasonable Efforts to execute and deliver any documents reasonably requested by either Party and to satisfy such Party’s conditions to Closing set forth herein) and to take all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or Assumed Contracts to consummate the transactions contemplated by this Agreement, the Seller Transaction Agreements and the Buyer Transaction Agreements.

7.5.         Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer thereunder with respect to the Purchased Assets and Assumed Liabilities shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such confidential information in accordance with its terms.

7.6.         Notification of Certain Matters. Between the date of this Agreement and the Closing Date, unless otherwise prohibited by applicable Law, each Party will promptly notify the other Party in writing if the notifying Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the notifying Party’s representations and warranties as of the date of this Agreement, or (ii) the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. In the case of Seller, should any such fact or condition require any change in the Disclosure Schedules, Seller will promptly deliver to Buyer a supplement or amendment to the Disclosure Schedules specifying such change. Seller and Buyer hereby acknowledge that no such supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement for the purpose of determining satisfaction of the respective conditions to Closing set forth in Section 8 or with respect to indemnification rights contained in Section 9; provided, however, that if Seller delivers to Buyer a supplement or amendment to the Disclosure Schedules prior to Closing and Buyer waives its rights under Section 8.1(a) and proceeds to Closing notwithstanding any disclosure in such supplement or amendment, Buyer shall be prohibited from exercising its indemnification rights under Section 9 of this Agreement with respect to the matters expressly set forth on such amended or supplemented Disclosure Schedules.

7.7.         Exclusive Dealing. During the period from the date of this Agreement until the earlier of Closing or termination of this Agreement, Seller agrees that it will not (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its equity holders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, lease, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the Business or greater than 15% of the equity securities of, Seller (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal, or (iv) enter into or consummate any agreement or understanding with any Person relating to an Acquisition Proposal.

(a)          Except with respect to the consummation of the transactions contemplated hereby and under the Seller Transaction Agreements, Seller shall immediately cease and terminate any existing activities, including discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(b)          Seller acknowledges that money damages are an inadequate remedy for breach of this Section 7.7 because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Section 7.7 is breached. Therefore, notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to seek equitable relief, including an injunction and specific performance, in the event of any breach of the provisions of this Section 7.7 by Seller, in addition to all other remedies available to Buyer at law or in equity.

(c)          Seller shall notify Buyer immediately if any inquiries, proposals, or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought or initiated or continued with Seller or any of its Affiliates.

7.8.         Asset Transfer. Prior to the Closing, the Members shall cause Acacia to transfer to Seller all of its rights, title and interest in all of the assets used in the Business or necessary for the continued conduct of the Business immediately after the Closing in substantially the same manner in which the Business is now being conducted (the “Asset Transfer”), and such assets sold, transferred, conveyed, assigned and delivered to Seller shall be deemed Purchased Assets for all purposes of this Agreement.

7.9.         Cooperation with Financing. In the event Buyer wishes to obtain financing from a lender to fund the Purchase Price, Seller agrees to use its Commercially Reasonable Efforts to provide, at Buyer’s sole cost and expense, such assistance and cooperation with the financing as Buyer may reasonably request.

7.10.        Operation of the Agile Division. Buyer, on behalf of itself and its Affiliates, successors and permitted assigns, agrees that through December 31, 2017, (a) it shall use Commercially Reasonable Efforts to operate the Agile Division in the Ordinary Course of

Business (provided that the Agile Division may incur indebtedness without regard to the past practice of the Business) and not in a manner intentionally designed to cause any payment of Earn-Out (as defined on Exhibit A) not to be earned by the Seller, (b) it shall maintain accounting procedures, accounting methods, accounting policies and accounting practices (including revenue recognition) for the Agile Division in accordance with GAAP and consistent with Buyer’s and its Affiliates’ practices provided that such shall not adversely affect the calculation of any component of the Revenue or EBITDA (each such term as defined on Exhibit A), subject to compliance with GAAP and applicable changes in Law, and (c) it shall not take any action or pursue any strategy the purpose or intended effect of which is to reduce, or delay or prevent the payment of, any payment of Earn-Out (as defined on Exhibit A).  Without limiting the generality of the foregoing, Buyer, on behalf of itself and its Affiliates, successors and permitted assigns, covenants and agrees to maintain accurate financial records and implement accounting procedures in accordance with GAAP, subject to applicable changes in Law.  For purposes of the Earn-Out determination under this Agreement, Buyer shall produce financials for the Agile Division through December 31, 2017, without including financial results for any other entity or business. Buyer shall not allow any overhead or other fees of Buyer which are not part of the operating costs and expenses of the Agile Division to be included in the financial results of the Agile Division for purposes of calculation of the Earn-Out.

SECTION 8
CONDITIONS TO CLOSING

8.1.         Conditions Precedent to Obligations of Buyer. The obligations of Buyer to proceed with the Closing under this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)          No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Seller made in this Agreement (i) subject to limitations or qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not subject to limitations or qualifications as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be so true and correct as of such date). Seller shall have duly performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

(b)          Deliveries by Seller. Seller shall have delivered to Buyer at Closing all of the items specified to be delivered by Seller in Section 4.3, including the Required Consents.

(c)          No Injunction. On the Closing Date, there shall be no effective Order or Action, restraining or enjoining or attempting to restrain or enjoin, (i) the execution, delivery or performance of this Agreement, any Seller Transaction Agreement or any Buyer Transaction Agreement, or (ii) the consummation of the transactions contemplated herein and therein (including any attempt or intent to prevent, materially delay or restructure the transactions contemplated hereby and thereby).

(d)          No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(e)          Extinguishment of Credit Facility. Seller shall have delivered a payoff letter in connection with the TD Bank Loan, in such form as TD Bank, N.A. may require, which shall provide (x) instructions for the repayment in full of the TD Bank Loan and (y) that all associated security interests may be extinguished upon repayment.

(f)          Asset Transfer. The Asset Transfer shall have been completed and remain in full force effect.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 8.1, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver thereof.

8.2.         Conditions Precedent to Obligations of Seller. The obligations of Seller to proceed with the Closing under this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)          No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement (i) subject to limitations or qualifications as to materiality shall be true and correct in all respects; and (ii) not subject to limitations or qualifications as to materiality shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be so true and correct as of such date). Buyer shall have duly performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

(b)          Necessary Governmental Approvals. All consents, approvals and actions of or by all Governmental Authorities which are required or necessary to consummate the transactions contemplated hereby, under the Seller Transaction Agreements and the Buyer Transaction Agreements shall have been obtained or taken place.

(c)          Payment of Purchase Price. Buyer shall have paid the Closing Amount in accordance with the Funds Flow pursuant to and in accordance with Section 3.1.

(d)          Delivery by Buyer. Buyer shall have delivered to Seller at Closing all of the items specified to be delivered by Buyer in Section 4.2.

(e)          No Injunction. On the Closing Date, there shall be no effective Order or Action, restraining or enjoining or attempting to restrain or enjoin, (i) the execution, delivery or performance of this Agreement, any Buyer Transaction Agreement or any Seller Transaction Agreement, or (ii) the consummation of the transactions contemplated herein and therein (including any attempt or intent to prevent, materially delay or restructure the transactions contemplated hereby and thereby).

(f)          Required Consents. All Required Consents shall have been obtained by Seller.

(g)          Consents to Lease Assignments. All consents required in connection with the assignment of the Leases shall have been obtained by Seller.

SECTION 9
Indemnification

9.1.         Indemnification by Seller and Members. Subject to the limitations set forth herein, Seller and each Member severally hereby agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from: (a) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or any Seller Transaction Agreement, (b) any breach of, or failure by, Seller to perform, any of its covenants or obligations contained in this Agreement or any Seller Transaction Agreement that are to be performed after the Closing, (c) any Retained Liabilities, and (d) any claim by any Person with respect to, or arising as a result of, Seller or any Member being a party to or bound by any Acquisition Proposal prior to the Closing Date with any Person other than Buyer or its Affiliates.

9.2.         Indemnification by Buyer. Subject to the limitations set forth herein, Buyer agrees to indemnify and hold harmless Seller and each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from: (a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or any Buyer Transaction Agreement, (b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement or any Buyer Transaction Agreement, (c) any Assumed Liabilities, and (d) the operations of the Business or the Purchased Assets from and after the Closing Date (provided that this clause (d) shall not operate to vitiate the scope of Seller’s indemnification obligations under Section 9.1).

9.3.         Notice of Claims.

(a)          Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is materially prejudicial to the rights and obligations of the Indemnitor. Notwithstanding the foregoing, no claim for indemnification may be asserted against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless a Claim Notice is received by such

Party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 12.1.

(b)          After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9 shall be determined by the earlier to occur of: (i) the written agreement between the Indemnified Party and the Indemnitor; (ii) a final judgment or decree of any court of competent jurisdiction; or (iii) any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid within thirty (30) days after such final determination by wire transfer of immediately available funds to an account or accounts designated in writing by the Indemnified Party.

9.4.         Third Party Claims. Notwithstanding any provision in Section 9.3 to the contrary:

(a)          In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Third Party against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the Third Party claim promptly after receipt by such Indemnified Party of written notice of the Third Party claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party claim. Notwithstanding the foregoing, should a Person be physically served with a complaint with regard to a Third Party claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within three (3) days after receipt thereof and shall deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party claim within three (3) days after the receipt thereof (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis). Notwithstanding any provision in this Section 9.4(a) to the contrary, the failure of any Indemnified Party to give notice or provide documents to the Indemnitor in accordance with this Section 9.4(a) promptly as required by this Section 9.4(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is materially prejudicial to the rights and obligations of the Indemnitor.

(b)          In the event of the initiation of any legal proceeding against the Indemnified Party by a Third Party, the Indemnitor shall have the sole and absolute right after delivery to the Indemnified Party of notice thereof, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, and otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, notwithstanding anything to the contrary set forth in this Agreement, the Indemnitor shall not have the right to assume control of such defense and to so control, (i) unless the Indemnitor has reasonably sufficient financial resources to enable it to fulfill its obligations under this Section 9 and provides to the Indemnified Party reasonable evidence to the effect thereof, (ii) if the Third Party claim would reasonably be likely to be materially detrimental to the Indemnified Party’s (or its Affiliates’) customer relations, (iii) unless the Third Party claim is solely for non-monetary relief (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages), (iv) if the Third Party claim involves criminal allegations, or (v) if the Indemnitor fails to defend, actively and diligently, the Third Party claim within a reasonable time after receipt of the Third Party Claim Notice; provided, further, that the Indemnified Party shall be entitled at any time, at its own cost and expense (which cost and expense shall not constitute Losses to which it is entitled to indemnification hereunder unless such expense is incurred at the request of the Indemnitor or, because in the opinion of counsel selected by the Indemnitor, there is a conflict of interest and Indemnitor may not adequately represent the interests of the Indemnified Party), to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Indemnitor does not assume control of the defense of a Third Party claim within a reasonable time after receipt of the Third Party Claim Notice, or abandons or fails to diligently pursue the defense of a Third Party claim, the Indemnified Party shall have the right to control such defense and the Expenses of such defense shall constitute Losses to which it is entitled to indemnification hereunder. The Party controlling the defense of such Third Party claim (the “Controlling Party”) shall keep the non-Controlling Party advised of the status of such Third Party claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party, as an entire group with all other such Indemnified Parties, may retain a single counsel, at the reasonable expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle or compromise any such proceeding, which settlement or compromise obligates the other party to pay money, to perform obligations or to admit liability, without the written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided that, except with respect to settlements or compromises related to Taxes, the consent of the Indemnified Party or the Indemnitor, as applicable, shall not be required if the other party agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnified Party or the Indemnitor, as applicable, from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnified Party or Indemnitor, as applicable.

(c)          The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such Third Party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)          After any final Order shall have been rendered and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor written notice of any such reasonable sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the reasonable sums so owing to the Indemnified Party by wire transfer within thirty (30) days after the date of such notice.

9.5.         Limitations. The indemnification provided for in Section 9.1 and 9.2 shall be subject to the following limitations.

(a)          Seller and the Members shall not be liable to any Buyer Group Member for indemnification under Section 9.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.1(a) exceeds Twenty Five Thousand U.S. Dollars (U.S. $25,000.00), in which event Seller and the Members shall be required to pay or be liable for all Losses from the first dollar. The aggregate amount of all Losses for which Seller and the Members (subject to the further limitations below) shall be liable pursuant to Section 9.1 shall not exceed Three Hundred Sixty Thousand U.S. Dollars (U.S. $360,000.00) (the “Cap”) except that notwithstanding the foregoing, the aggregate amount of all of the following Losses for which Seller and the Members (subject to the further limitations below) shall be liable pursuant to Section 9.1 shall not exceed the Purchase Price: (i) any inaccuracy in or breach of any of the Fundamental Representations; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; (iii) fraud; and (iv) any Excluded Asset or any Retained Liability. In addition, notwithstanding anything to the contrary set forth in this Agreement, (i) each Member’s liability for any amount of Losses shall be limited to (and shall not exceed) such Member’s Percentage Interest of such Losses (i.e., the amount of such Losses multiplied by such Member’s Percentage Interest), (ii) each Member’s aggregate liability under this Agreement Section 9.1 shall in no event exceed (and no Member shall be liable for Losses in excess of) an amount equal to the Cap multiplied by such Member’s Percentage Interest, and (iii) no Member shall be liable pursuant to Section 9.1 for any Losses resulting solely from the breach or inaccuracy of any representation and warranty of any other Member or the breach of, or failure by, any other Member to perform, any of such other Member’s covenants or obligations contained in any Seller Transaction Agreement, as applicable.

(b)          Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the consideration paid under Section 3.1 hereunder to the extent such characterization is proper or permissible under relevant Tax Law, including court decisions, statutes, regulations and administrative promulgations.

(c)          Buyer, on the one hand, and Seller and Members on the other hand, shall each use Commercially Reasonable Efforts to mitigate any indemnifiable Losses of the other to the extent that such Losses relate to actions taken or omitted to be taken by Buyer or Seller, as applicable, or any of their respective Affiliates after the Closing Date. The foregoing sentence is merely a recognition of applicable Law and shall not in any way be interpreted to expand a Party’s duty to mitigate beyond the requirements of applicable Law.

(d)          Payments by the Indemnitor pursuant to Sections 9.1 or 9.2 in respect of any Loss shall be limited to the amount of any Liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its Commercially Reasonable Efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(e)          Payments by the Indemnitor pursuant to Sections 9.1 or 9.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f)          No Losses may be claimed under Sections 9.1 or 9.2 to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Sections 3.2 or 11.5.

9.6.         Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any Third Parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

9.7.         Setoff. The amounts due and payable by Seller and Members pursuant to any indemnification obligations of Seller and Members in this Section 9 shall be subject to setoff, counterclaim or deduction, at Buyer’s sole discretion against any amounts payable as Purchase Price by Buyer pursuant to this Agreement (including Earn-Out Payments) or pursuant to Section 3.2.

9.8.          Exclusive Remedies. Subject to Sections 7.7(b), 12.5(c) and 12.6(d), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and the Transaction Documents to which such Party is party, shall be pursuant to the indemnification provisions set forth in this Section 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and the Transaction Documents to which such Party is party it may have against the other Parties hereto and thereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9. Nothing in this Section 9.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Sections 7.7(b), 12.5(c) and 12.6(d) or to seek any remedy on account of any intentional fraud by any Party hereto.

SECTION 10
TERMINATION

10.1.       Termination.

(a)          Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(i)          by Seller, by giving written notice to Buyer at any time, if Buyer has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within ten (10) days after Seller’s notice to Buyer of such breach (“Seller’s Breach Notice”) or, if cure is not possible within ten (10) days, if cure has not been commenced and is not being diligently pursued within ten (10) days after Seller’s Breach Notice; or

(ii)         by Buyer, by giving notice to Seller at any time, if Seller or any Member has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within ten (10) days after Buyer’s notice to Seller of such breach (“Buyer’s Breach Notice”) or, if cure is not possible within ten (10) days, if cure has not been commenced and is not being diligently pursued within ten (10) days after Buyer’s Breach Notice; or

(iii)        by mutual written agreement of Seller and Buyer; or

(iv)        by either Seller or Buyer, if the Closing has not occurred on or before February 27, 2015; provided, however, that neither Seller nor Buyer shall be entitled to terminate this Agreement pursuant to this subsection (iv) if such Party’s willful breach or obstruction of the consummation of this Agreement, any Seller Transaction Agreement or any Buyer Transaction Agreement, as applicable, has prevented the consummation of the transactions contemplated hereby.

(b)          In the event of termination of this Agreement pursuant to Section 10.1(a):

(i)          each Party shall return to the other Party or destroy all documents concerning confidential information of the other Party (and, upon request, certify as to the destruction thereof);

(ii)         with respect to the Signing Amount

(A)         if this Agreement is terminated by Seller pursuant to Section 10.1(a)(i), Seller shall be entitled to retain the Signing Amount;

(B)         if this Agreement is terminated by Buyer pursuant to Section 10.1(a)(ii), Seller shall promptly return the Signing Amount to Buyer;

(C)         if this Agreement is terminated by Buyer or Seller pursuant to Section 10.1(a)(iv), Seller shall promptly return the Signing Amount to Buyer; and

(D)         if Seller and Buyer desire to terminate this Agreement by mutual written agreement pursuant to Section 10.1(a)(iii), Seller and Buyer shall agree in such mutual written agreement as to the disposition of the Signing Amount;

(iii)        No Party shall have any liability or further obligation to the other Party hereunder, and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under

Section 9; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any Party against any other Party which has intentionally and willfully breached any of the agreements or other provisions of this Agreement, any Seller Transaction Agreement or any Buyer Transaction Agreement, as applicable, prior to the termination hereof; and

(iv)        the provisions of Sections 7.5 (Confidentiality), 10.1(b) (Termination), 12.2 (No Public Announcement), 12.3 (Notices), 12.8 (Entire Agreement; Amendments), 12.9 (Interpretation), 12.10 (Waivers), 12.11 (Expenses), 12.12 (Partial Invalidity), 12.13 (Execution in Counterparts; Facsimile), 12.14 (Governing Law) and 12.15 (Jurisdiction; Waiver of Jury Trial) shall remain in full force and effect.

SECTION 11
Additional Agreements

11.1.       Tax Matters Provision.

(a)          Tax Filings. Seller shall timely file with appropriate Governmental Authorities all Tax filings required in order to consummate the transactions contemplated hereby (and Buyer shall cooperate with respect thereto as necessary). Such filings shall include all Tax Returns with respect to Transfer Taxes (and Seller shall pay or reimburse Buyer for all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement) and all filings in respect of bulk sales laws and similar Tax Laws.

(b)          Withholding Rights. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by Buyer.

11.2.       Employment Matters.

(a)          Prior to the Closing Date, Buyer, or one of its Affiliates, shall offer employment to all employees of Seller or Acacia listed on Exhibit H who are actively employed by Seller or Acacia, as applicable, as of the Closing Date, with such employment, to commence as of immediately after the Closing. All such employees who accept Buyer’s offer of employment and execute an Employment Letter shall herein be referred to as the “Transferred Employees.” Nothing in this Agreement shall limit Buyer’s authority to terminate the employment or service of any Transferred Employee at any time following Closing.

(b)          Buyer shall have no Liability whatsoever arising from or related to any of Seller’s or Acacia’s employees, independent contractors or consultants who are not Transferred Employees and shall not assume or otherwise be responsible for any past or future obligation of Seller or Acacia to such Persons.

(c)          On and after the Closing Date, Buyer shall provide each Transferred Employee with base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller or Acacia immediately prior to the Closing. As of the Closing Date, Buyer shall credit each Transferred Employee with the number of unused vacation days and unused paid time off accrued as of the Closing Date by Seller; provided, that such are included in Net Working Capital. On and after the Closing Date, Buyer shall offer all Transferred Employees and their beneficiaries health insurance benefits comparable in the aggregate to the benefits offered to employees of Buyer of comparable positions and lengths of service. Buyer shall use Commercially Reasonable Efforts to recognize each Transferred Employee’s service with Seller or Acacia, as applicable, as service with the Buyer for all purposes (other than for accrual purposes under a defined benefit pension plan), waive or cause to be waived any and all pre-existing condition limitations and eligibility waiting periods under such plans or programs, and shall use Commercially Reasonable Efforts to cause to be credited to any deductible out-of-pocket expenses under any such plans or programs, any deductibles or out-of-pocket expenses incurred by Transferred Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in such plans or programs (unless such credit would result in a duplication of benefits for the same period). Seller shall retain all Liabilities under all Benefit Plans.

(d)          Seller shall take all actions necessary to vest Transferred Employees in 100% of their employer contributions as of the Closing Date under the Seller Retirement Savings Plan of Seller (the “Seller 401(k) Plan”). Effective as of the Closing Date, active participation of each Transferred Employee in the Seller 401(k) Plan shall cease. Seller shall take all actions necessary to permit each Transferred Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balance under the Seller 401(k) Plan, if such rollover is elected in accordance with applicable Law by such Transferred Employee. Buyer agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code to accept a direct rollover of such Transferred Employee’s account balances under the Seller 401(k) Plan if such rollover is elected in accordance with applicable Law by such Transferred Employee.

(e)          Seller and Acacia shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and Governmental Authorities required by WARN or by any other applicable Law relating to plant closings or employee separations or severance pay that required to be provided at or before the Closing as a result of the transactions contemplated by this Agreement, and Buyer shall be responsible for any and all such matters with respect to the Transferred Employees following the Closing.

(f)          Seller shall pay over to Buyer all amounts accrued by any Transferred Employee in flexible spending accounts maintained by Seller through the Closing Date, and Buyer shall maintain such accounts for the participating Transferred Employees on and after the Closing Date. Seller shall provide Buyer with an accounting documenting in reasonable detail the elections, balances and activity in each participating Transferred Employee’s flexible spending account from inception of the current plan year through the Closing Date.

(g)          Following the Closing, subject to the limitations and conditions set forth in this Section 11.2(g), each Transferred Employee identified in Exhibit 11.2(g) (each, a “Recipient”) shall be entitled to receive from Buyer the payments in cash set forth next to each Recipient’s name on Exhibit 11.2(g) at the times set forth in Exhibit 11.2(g) (the “Transaction Payments”); provided, that such Recipient is employed by Buyer or an Affiliate of Buyer as of the date of the payment of each such Transaction Payment. All Transaction Payments shall be subject to applicable withholding Taxes and shall be paid to the Recipient net of such applicable withholding by Buyer (or its applicable Affiliate) through its applicable payroll practices. If any Recipient is not employed by Buyer or an Affiliate of Buyer as of the date of payment of any Transaction Payment, such Recipient shall forfeit his or her right to receive such Transaction Payment and any subsequent Transaction Payments and such Transaction Payments payable to such Recipient shall be re-allocated and paid pro rata to the remaining Recipients. If there are no Recipients employed by Buyer or an Affiliate of Buyer at the time a Transaction Payment is payable, then such Transaction Payment shall be re-allocated amongst the employees of the Agile Division in the amounts and payable at such time as determined by the executive in charge of the Agile Division. This Section 11.2(g) is not intended to confer upon any Recipient any rights or remedies against any Person.

11.3.      Insurance. On or after the Closing Date, Buyer shall have the sole responsibility and obligation to obtain new insurance coverage for the Purchased Assets. Seller or its Affiliates shall be entitled to receive and retain (a) any insurance refunds or claim payments with respect to Seller relating to periods prior to and including the Closing Date; provided, that Seller has filed such claims prior to the Closing Date, and (b) any refunds or returns received on and after the Closing Date of prepayments which were made prior to the Closing Date under insurance policies currently covering Seller; provided, in each of clauses (a) and (b) that such amounts were not included as Current Assets for the purposes of determining Net Working Capital. Seller or its Affiliates shall be responsible for any claims or Actions under the insurance policies covering Purchased Assets for events occurring prior to the Closing Date.

11.4.      Consents.

(a)          Notwithstanding anything to the contrary contained in this Agreement, the Bill of Sale or the Assignment and Assumption Agreement, to the extent that the sale, assignment, transfer or conveyance by Seller, or the undertaking or assumption by Buyer, of any of the Purchased Assets requires a Required Consent that has not been obtained at the Closing and which has been waived by Buyer at the Closing, this Agreement, the Bill of Sale and the Assignment and Assumption Agreement shall constitute the applicable Seller agreement to grant, sell, assign, transfer and convey, and Buyer’s agreement to undertake and assume, such Purchased Assets as promptly as practicable following the obtainment of any such Required Consent; provided, that from and after the Closing Date until the date on which such transactions are effected, Seller and Buyer shall cooperate, at Buyer’s sole cost and expense, in any commercially reasonable plan to make available to Buyer and its Affiliates the economic and practical benefits of such Purchased Assets for no additional consideration. Nothing contained in this Section 11.4 is intended to impair, reduce or otherwise modify any representation, warranty and covenant contained in this Agreement including, without limitation, those relating to any of the Purchased Assets or to any of the Assumed Liabilities; provided, however, that none of Seller or any Member shall be liable to Buyer for any Losses that arise in connection with any Required

Consent that was not obtained prior to the Closing in the event Buyer elects to proceed with the Closing without such Required Consent in accordance with Section 8.1. Nothing in this Agreement shall be construed as an attempt to assign any Purchased Assets that is by its terms non-assignable without the consent of the other party.

(b)          From and after the Closing, Buyer shall pay, perform and discharge, in a timely manner and in accordance with the terms thereof, any obligations of Seller or its Affiliates to the extent arising out of, in connection with or relating to any Purchased Assets (including Assumed Contracts) the sale, assignment, transfer or conveyance by Seller of which requires the consent of any Third Party which was not obtained at the Closing. In addition, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from any claim of breach or non-fulfillment of any obligations of Seller or its Affiliates under any such Purchased Assets (including Assumed Contracts).

11.5.      Allocation of Operating Expenses. All rents, utility charges, common area maintenance charges, and other similar expenses with respect to the Purchased Assets, if any, shall be apportioned between the Buyer and Seller as of the Closing Date (with Seller being liable for that portion of the period up to and including the day before the Closing Date, and Buyer being liable for that portion of the period on and after the Closing Date). At the Closing, if Seller has prepaid for any portion of such expenses that are allocated to Buyer and were not included in Current Assets for purposes of determining Net Working Capital, Seller shall present a statement to Buyer setting forth the amount of reimbursement to which Seller is entitled under this Section 11.5, together with such supporting evidence as is reasonably necessary to calculate the proration amount, and the Closing Amount shall be adjusted upwards by the amount owed. Following the Closing, if a Party pays any portion of such expenses that are allocated to the other Party and were not included in Net Working Capital, such Party shall present a statement to the other Party setting forth the amount of reimbursement to which such Party is entitled under this Section 11.5, together with such supporting evidence as is reasonably necessary to calculate the proration amount, and the other Party shall pay the amount owed within ten (10) days after delivery of such statement.

11.6.      Remittance of Payments. From and after the Closing, Seller shall promptly remit to Buyer, in the form received or in such form as Buyer shall reasonably request, any payments which Seller or any Affiliate of Seller may receive (such as payments of accounts receivable arising from and after the Closing Date) which properly belong to Buyer and that are not an Excluded Asset or a Retained Liability, and Buyer shall promptly remit to Seller, in the form received or in such form as Seller shall reasonably request, any payments which Buyer or any Affiliate of Buyer may receive which properly belong to Seller and that are not a Purchased Asset or an Assumed Liability. Each Party agrees to reasonably cooperate with the other Party to ensure that each Party receives all such payments and the benefit thereof, including endorsing any check over to the Party to whom such check properly belongs.

11.7.      Post-Closing Operations.

(a)          Agile Obligations. From and after the Closing Date, Seller shall, to the extent necessary or appropriate, as determined by the Members in their sole discretion, have the right and be permitted to continue to operate its business and do any and all things to permit Seller to fully pay, perform and discharge all of its liabilities and obligations under Excluded Assets, including, without limitation, under the Contracts set forth in Section 2.2(b), and to otherwise realize on the value of such assets (including collecting accounts receivable with respect thereto, and pursuing claims) (collectively, the “Agile Obligations”); provided, however, that Seller shall not amend, modify, extend, renew or enter into any Contracts without the prior written consent of Buyer, which consent shall not, during the nine month period following the Closing Date, be unreasonably withheld, conditioned or delayed.

(b)          Facilitation Arrangement. At Closing, the Parties agree to enter into an agreement pursuant to which Buyer shall agree to provide, or cause its Affiliates to provide, the services set forth in Exhibit I, and Seller shall agree to purchase such services on the terms and conditions set forth in Exhibit I and as may be mutually agreed by the Parties (the “Facilitation Agreement”).

(c)          Business Contracts. From and after the Closing Date, in the event Buyer and its Affiliates extend, renew, amend or otherwise modify any Assumed Contracts or other Contracts constituting Purchased Assets or enter into new Contracts, Buyer and its Affiliates, as applicable, shall only extend, renew, amend or otherwise modify such Contracts or enter into new Contracts under the name of Buyer or its Affiliates and not the name of Seller.

SECTION 12
General Provisions

12.1.       Survival of Representations and Warranties. Except as expressly provided otherwise herein, each representation and warranty contained herein shall survive the Closing until, and will expire and be of no force and effect on, the conclusion of eighteen (18) months after the Closing Date; provided, however, notwithstanding the foregoing, any claim for indemnification arising out of any breach of the representations and warranties contained in Section 5.1 (Organization; Good Standing), Section 5.2 (Authority of Seller), Section 5.3 (Authorization, Execution and Delivery), Section 5.14 (Taxes), Section 5.18(a) (Title to Assets); Section 5.20 (No Brokers), Section 6.1 (Organization; Good Standing), Section 6.2 (Authority of Buyer), Section 6.3 (Authorization, Execution and Delivery), Section 6.5 (No Brokers), and Section 6.6 (Sufficiency of Funds) shall survive the Closing until the date which is sixty (60) days after the expiration of the statute of limitations (including, with respect to Taxes, any extensions thereof) applicable to the underlying claim. Thereafter, the Parties shall, by virtue hereof, be released from any Liability whatsoever, including any indemnification obligations under Section 9, with respect to any such representation or warranty or matters relating thereto and shall, by virtue hereof, be deemed to waive and release all claims with respect thereto, whether known or unknown, contingent or fixed and whether or not, in any such case, any Party (or any Affiliate of such Party) or any other Person has actual knowledge of such claims, or facts giving rise to such claims; provided, however, that the expiration of any such representation or warranty shall not affect the rights of any Party in respect of any such indemnity claim therefor as to which notice thereof has been properly given under Section 9 prior to the expiration of the applicable survival period provided in this Section 12.1.

12.2.       No Public Announcement. Neither Buyer nor Seller shall, without the written approval of Buyer and Seller (such approval not to be unreasonably withheld,

conditioned or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, any Seller Transaction Agreement or any Buyer Transaction Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or stock exchange regulation, in which case such Party shall allow the other Party reasonable time to comment on such release or announcement and the Parties shall use their Commercially Reasonable Efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude any (x) communications, announcements, statements or disclosures by Buyer required in connection with merger or acquisition transactions, or (y) communications with the customers of any Party concerning the existence or occurrence of the transactions, but not details concerning the economics, agreements or other material provisions of this Agreement or the other Transaction Documents, or communications or disclosures necessary to implement the provisions of this Agreement, or to comply with any Law, accounting obligations or the rules of any stock exchange or national market system.

12.3.       Notices. All notices, consents, demands, requests, approvals, and other communications which are required or may be given hereunder to any of the Parties to this Agreement shall be in writing and shall be deemed to have been duly given to a Party hereto, when hand-delivered to such Party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or by any United States national overnight delivery service, with proper charges prepaid, or by facsimile or email with receipt confirmed, to such Party at its or his address set forth below (or at such other address for a Party as shall be specified by such Party by like notice):

If to Seller:

Agile Technologies, LLC

110 Ardsley Lane

Alpharetta, GA 30005

Attention: William Freitag

Facsimile No.:

Email: wfreitag@agiletech.com

with a copy to:

Drinker Biddle & Reath LLP

600 Campus Drive

Florham Park, NJ 07932-1047

Attention: Romney L. Grippo, Esq.

Facsimile No.: (973) 360-9831

Email: Romney.Grippo@dbr.com

If to Buyer, to:

Majesco

5 Penn Plaza, 14th Floor

New York, NY 10001

Attention: Anil Chitale, SVP

Facsimile: +1(646) 674-1392

Email: anil.chitale@majescomastek.com

with a copy to:

Pepper Hamilton LLP

620 Eighth Avenue

New York, NY 10018-1405

Attention: Valerie Demont, Esq.

Facsimile No.: (212) 286-9806

Email: demontv@pepperlaw.com

Such notice shall be deemed to be received when delivered if delivered personally, or the next Business Day after the date sent if sent next Business Day service by a United States national overnight delivery service, or three (3) Business Days after the date mailed if mailed by certified or registered mail, or upon receipt of confirmation of delivery if sent by facsimile or email. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice to more than one party is required under this Agreement, such notice shall be sent to all parties on the same date using the same method of delivery. Whenever the giving of notice is required under this Agreement, the giving of such notice may be waived in writing by the Party entitled to receive such notice.

12.4.        Successors and Assigns. The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Party; provided that Buyer may at any time assign, in whole or in part, its rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, provided, that in each case such Buyer shall remain liable hereunder, (b) to any subsequent purchaser of Buyer or its assets; provided, that the acquirer shall agree in writing to assume the Buyer’s obligations under this Agreement or (c) any lender providing financing to Buyer or any of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.5.       Confidentiality.

(a)          Seller acknowledges and agrees that, following Closing, all Confidential Information and all physical embodiments thereof are confidential and proprietary to, and will remain the sole and exclusive property of, Buyer. At all times after the date of this Agreement, Seller will hold such Confidential Information in trust and strictest confidence, and will not, directly or indirectly, use, reproduce, distribute, divulge, disclose or otherwise disseminate the Confidential Information or any physical embodiments thereof other than to Buyer and its representatives and may in no event take any action causing, or fail to take any action necessary in order to prevent, any Confidential Information to lose its character or cease to qualify as Confidential Information; provided, that nothing in this Section 12.5 shall be deemed or construed to prohibit any disclosure of Confidential Information required by Law, Order or other legal process or in connection with the enforcement, defense or preservation by Seller or the Members of their respective rights under this Agreement and the other Transaction Documents.

(b)          As used in this Section 12.5:

(i)          “Confidential Information” means all Trade Secrets and all other confidential and/or proprietary data and/or information relating to the Business and its operations (which does not rise to the status of a Trade Secret) included in the Purchased Assets. Such Confidential Information shall include, but not be limited to, proprietary technology, operating procedures, financial statements or other financial information, know-how, market studies and forecasts, competitive analysis, pricing policies and procedures, the substance of arrangements with customers, suppliers and others, servicing and training programs and arrangements, marketing or similar arrangements, customer or supplier lists and any other documents embodying such Confidential Information. Confidential Information shall not include any data or information that Seller can show (A) is generally available to or known by the public or has been voluntarily disclosed to the public by Seller prior to the date hereof, (B) is or relates to any Excluded Asset or Retained Liability, (C) has been independently developed and disclosed to the public by others, (D) otherwise enters the public domain through lawful means, (E) is required by Law to be disclosed by Seller; provided, that prior to such disclosure, Seller provides written notice to Buyer of its intent to disclose such matter, and further provides Buyer a reasonable opportunity to contest such disclosure with the appropriate Governmental Authority, or (F) is lawfully acquired by any Seller Group Member from and after the Closing from sources which are not prohibited from disclosing such information.

(ii)         “Trade Secrets” means business or technical information relating to the Business and included in the Purchased Assets, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that: (A) derives independent actual or potential commercial value (whether actual, potential or both) from not being generally known or readily ascertainable through independent development or reverse engineering by Persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets shall specifically include, without limitation, information relating to the design, manufacture, formulas, patterns, compilations, programs, devices, methods, techniques, processes, applications, know-how, research and development relating to the Business’s present, past or prospective products and/or proprietary computer programs.

(c)          In the event of the breach of any provisions of this Section 12.5, Buyer, in addition and supplemental to other rights and remedies existing in its favor, may apply to any court of Law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

12.6.        Non-Compete; Non-Solicitation.

(a)          As an additional inducement to Buyer to enter into and to perform its obligations under this Agreement, Seller agrees that, for a period of three (3) years after the Closing Date (the “Non-Competition Period”), Seller shall not and shall cause its Affiliates not to in the United States or any other foreign country, either for itself or any other Person, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist, in any manner, any Person that owns, invests in, manages, controls or engages in a business, whether directly or indirectly, that is competitive with or substantially the same as or substantially similar to the Business as conducted during the twelve-month period prior to the Closing Date; provided, however, that nothing set forth in this Section 12.6 shall prohibit Seller from (i) owning not in excess of five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or over the counter market and Seller does not participate in the management of such corporation, and (ii) doing any and all things to permit Agile to fully pay, perform and discharge all of the Agile Obligations.

(b)          To preserve the value of the Purchased Assets for Buyer and the confidential information and goodwill associated therewith, Seller agrees that, during the Non-Competition Period, Seller shall not, directly or indirectly (i) solicit for employment or hire any Transferred Employee so long as he or she remains employed by Buyer and for a period of six (6) months after the voluntary termination of such employment, except pursuant to a general solicitation which is not directed specifically to any such Transferred Employees, (ii) solicit any customer of Seller, for so long as they remain a customer of Buyer after Closing, to purchase after the Closing from any source other than Buyer or any of its Affiliates any product or service similar to that sold or offered by Seller during the twelve (12) month period prior to the Closing Date and which could be supplied by Buyer or its Affiliates; or (iii) solicit any supplier, customer, licensor, licensee, agent, representative or other Person to terminate or alter its business relationship with Buyer or any of its Affiliate; provided that this Section 12.6(b) shall not apply to instances where any such supplier, customer, licensor, licensee, agent, representative or other Person initiates such discussions with Seller.

(c)          If, at the time of enforcement of this Section 12.6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

(d)          The Parties recognize and affirm that, in the event of a breach by Seller of any of the provisions of this Section 12.6, money damages would be inadequate and Buyer would not have any adequate remedy at Law. Accordingly, the Parties agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s obligations under this Section 12.6 by an action or actions for specific performance, injunction and/or other equitable relief against Seller without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 12.6, including, without limitation, the extension of the Non-Competition Period by a period equal to the time that the violation of this Section 12.6 remains ongoing. In the event of a breach or violation by Seller of any of the provisions of this

Section 12.6, the running of the Non-Competition Period, but not of Seller’s obligations under this Section 12.6, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation. Seller agrees that the restrictions contained in this Section 12.6 are reasonable in all respects and are necessary to protect the goodwill of the Business acquired by Buyer.

12.7.       Access to Records after Closing.

(a)          For a period of three (3) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records transferred as a part of the Purchased Assets, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of Seller prior to the Closing Date, including the preparation of Seller’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of any Action, and any other reasonable need of Seller to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by Seller pursuant to this Section 12.7(a). If any such books or records, or any other documents which Seller has the right to have access to pursuant to this Section 12.7(a) are produced by Buyer or Seller to a party actually or potentially adverse to Seller (e.g., in litigation or in connection with a government investigation), Buyer shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by Seller concurrently with such production of such books, records and/or documents. In addition, if Buyer shall desire to dispose of any of such books or records prior to the expiration of such three-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)          For a period of three (3) years after the Closing Date and subject to Section 12.5, Buyer and its representatives shall have reasonable access to Retained Corporate Records, to the extent that such access may reasonably be required by Buyer in connection with matters relating to the Business prior to the Closing Date, including the preparation of Buyer’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of any Action, and any other reasonable need of Buyer to consult such Retained Corporate Records. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by Buyer pursuant to this Section 12.7(b). If any Retained Corporate Records are produced by Seller or Buyer or any of its Affiliates to a party actually or potentially adverse to Buyer (e.g., in litigation or in connection with a government investigation), Seller shall endeavor to immediately make all Retained Corporate Records available for inspection and copying by Buyer concurrently with such production of such Retained Corporate Records, subject to receipt by Seller of executed confidentiality and similar agreements in form and substance reasonably acceptable to Seller.

12.8.        Entire Agreement; Amendments. This Agreement and the Disclosure Schedules and the Exhibits and other Schedules referred to herein, the Transaction Documents and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between the Parties. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of Buyer and Seller; provided, however, that Section 9 of this Agreement shall not be amended or modified unless each Member also consents in writing to such amendment or modification.

12.9.        Interpretation.

(a)          Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)          No exceptions to any representations or warranties disclosed on one Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless such exception is reasonably apparent to be an exception to another representation or warranty.

(c)          No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication to a Third Party that such item or other matter is material or that such item or other matter is required by this Agreement to be referenced or disclosed. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or regulation shall be construed as an admission or indication to a Third Party that any such breach or violation exists or has actually occurred.

(d)          For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to the Disclosure Schedules and not to any particular provision, unless otherwise stated, (iii) the term “including” shall mean “including, without limitation,” (iv) unless otherwise stated, the term “day” means a calendar day, and (v) references in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a Material Adverse Effect.

(e)          This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

12.10.       Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof; provided that any such waiver shall be in writing. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.11.       Expenses. Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and all agreements and documents related thereto and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants, whether or not the transactions contemplated hereunder are consummated.

12.12.      Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.13.      Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts and via facsimile, pdf or electronic delivery, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

12.14.      Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

12.15.      Jurisdiction; Waiver of Jury Trial. The Parties hereby agree that any Action arising out of or related to this Agreement shall be conducted only in state or federal courts located in the borough of Manhattan in New York City, New York. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in the borough of Manhattan in New York City, New York. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.3. Nothing in this Section 12.15, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by Law. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT EACH PARTY HERETO SHALL HAVE THE RIGHT TO PROCEED AGAINST ANY OTHER PARTY IN A COURT IN ANY LOCATION TO ENABLE HIM OR IT TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN HIS OR ITS FAVOR.

12.16.       Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase and Sale Agreement to be executed and delivered as of the day and year first above written.

Buyer:	MAJESCO

	By:	/s/ Ketan Mehta
Name: Ketan Mehta
Title: President and Chief Executive Officer

Seller:	AGILE TECHNOLOGIES, LLC

	By:	/s/ William Freitag
Name: William Freitag
Title: Managing Director and Chief Executive Officer

Members:	SOLELY WITH RESPECT TO SECTIONS 7.8 AND 9:

/s/ William Freitag
William Freitag

/s/ John Johansen
John Johansen

/s/ Robert Buhrle
Robert Buhrle

EXHIBIT B

FORM OF EMPLOYMENT LETTER

Date: ………. 2014

Name

Address

Dear Mr. / Ms. ………………………..,

We are pleased to offer you the position of <Title>, <Grade >for Majesco.

You will report to …………………….

Your start date will be on or before ……………, 2014

Compensation and Benefits

1.	Your base salary will be $........... per annum (WORDS only), payable to you on a semi- monthly basis.

2.	In addition, you will be entitled to a performance based discretionary annual bonus up to $.............. This bonus amount can be changed from time to time.

Benefits

In addition you will be entitled to the following benefits offered by Majesco per the rules of the company and consistent with the package offered to other Majesco staff:

•	Medical, Dental and Vision Health Insurance
•	Life, Accidental Death and Dismemberment
•	Short-term and Long-term Disability Insurance
•	<XXXX> days earned paid vacation per year plus holidays

These benefits can be changed by Majesco at any time.

The position is currently based in <City, State>. The position may also require frequent travel including travel to India and other countries outside the United States of America.

Terms of Employment

This offer is conditioned on your signing this offer letter and Majesco’s Non-Disclosure Agreement. This offer is also based on (i) a satisfactory background investigation and reference check; and (ii) satisfactory proof of your legal right to work in the United States.

The terms and conditions of your employment will be governed by applicable Majesco policies, including but not limited to our Employee Handbook and Information Security Policy and procedures.

The employment which is “at will”, is subject to termination at any time without cause by the company with two (2) week notice. If employee decides to terminate the employment,

Employee shall provide the company with two (2) week prior notice exclusive of any vacation time accrued and will return to Majesco all Majesco property.

This at-will employment relationship cannot be changed except in a written format signed by the CEO of Majesco.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s choice-of-law rules.

Please return a signed acceptance of this letter within two (2) business days as indication that you find the offer acceptable. We look forward to your joining the Majesco team. Please sign below so we may begin the process of indoctrinating you to Majesco.

Sincerely,

Accepted

Amitabh Sharma	Date
Vice President & Head, HR North America

EXHIBIT C

NET WORKING CAPITAL STATEMENT

As on

Current Assets

A	Cash

B	Accounts Receivable
Accounts Receivable
Less: Allow For Doubtful Accounts
Net Accounts Receivable

C	Other Current Assets
Prepaid expenses
Prepaid Rent
Prepaid - Insurance
Unbilled Revenue
Security deposit
Total Other Current Assets

D		Total Current Assets	=A + B + C

Current Liabilities

E		Accounts Payable

Other Current Liabilities
Billings in excess of earnings
Rent Equalization
401k Payable
Accrued Expenses-Other
Accrued Expenses - Benefits
Accrued Expenses - Hourly Pay
Outstanding Contractors Payments
Accrued Bonus - Quarter
Accrued Bonus- Annual
Commission Unpaid
Accrued Vacation
Sales Tax Payable
F		Total Other Current Liabilities

G		Total Current Liabilities	=E + F + G

		Net Working Capital	=D - G

EXHIBIT D

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

Execution Copy

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (this “Agreement”) is entered into as of January 1, 2015, by and between AGILE TECHNOLOGIES, LLC, a New Jersey limited liability company with offices located at 110 Ardsley Lane, Alpharetta, Georgia 30005, USA (“Assignor”) and MAJESCO, a California corporation with offices located at 5 Penn Plaza, 14th Floor, New York, NY 10001, (“Assignee”).

WHEREAS, Assignor owns the entire right, title and interest in and to certain U.S. trademarks and service marks, both registered and unregistered, and the registrations covering certain service marks issued by the United States Patent and Trademark Office, as listed in attached Schedule 1 (collectively the “Marks”);

WHEREAS Assignee desires to acquire all of Assignor’s right, title and interest, in and to the Marks, together with all the goodwill of the business symbolized thereby, and Assignor desires to assign all such right, title and interest in and to the Marks to Assignee, upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Assignor hereby conveys and assigns to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest in and to the Marks, together with the goodwill of the business symbolized by the Marks.

2.            Assignor represents and warrants that:

(a)          Assignor owns the entire right, title and interest in and to the Marks;

(b)          All registrations for the Marks are currently valid and subsisting and in full force and effect;

(c)          Assignor has not licensed the Marks to any other person or entity or granted, either expressly or impliedly, any trademark or service mark rights with respect to the Marks to any other person or entity;

(d)          There are no liens, security interests or encumbrances against the Marks;

(e)          To Assignor’s knowledge, none of the Marks infringes the rights of any person or entity;

(f)           There are no claims, pending or threatened, with respect to Assignor’s rights in the Marks;

(g)          Assignor has all authority necessary to enter into this Agreement and the execution and delivery of this Agreement has been duly and validly authorized; and

(h)          Execution of this Agreement and performance of Assignor’s obligations hereunder shall not violate or conflict with any other agreement to which Assignor is a party or any provision of Assignor’s Certificate of Formation or Operating Agreement.

3.            Assignor agrees to execute upon the request of Assignee any assignment paper or other document reasonably necessary to evidence the assignment of the rights hereunder to Assignee, including, without limitation, any document required to be filed with the United States Patent and Trademark Office to record the assignment of the Marks, and agrees to cooperate with Assignee in all other matters relating to the assignment of these rights to Assignee.

4.            This Agreement shall be construed in accordance with and governed by the laws of the State of New York, excluding any choice of law rules which direct the application of the laws of another jurisdiction.

5.            This Agreement, together with that certain Asset Purchase Agreement dated December     , 2014, by and among Assignor, Assignee and, solely with respect to Sections 7.8 and 9 thereof, William K. Freitag, John M. Johansen and Robert Buhrle (the “Asset Purchase Agreement”), constitutes the sole understanding of the parties with respect to the transactions provided herein and supersedes and merges herein any previous agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. The terms of the Asset Purchase Agreement, including, without limitation, the representations, warranties, covenants, agreements and indemnities set forth therein, are incorporated herein by this reference. The Parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern. The limitations set forth in the Asset Purchase Agreement, without limitation, the indemnification provisions of Section 9 of the Asset Purchase Agreement, shall govern this Agreement in all respects, including, without limitation, with respect to the representations and warranties set forth in Section 2 of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement on January                   1   , 2015.

MAJESCO	AGILE TECHNOLOGIES, LLC

By:	By:	/s/ William K. Freitag

Name	Name:	William K. Freitag
Title	Title:	Managing Director and Chief Executive Officer

[Signature Page to Assignment of Trademarks]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement on the date set forth above.

MAJESCO	AGILE TECHNOLOGIES, LLC

By:	/s/ Ketan Mehta	By:
Ketan Mehta		William Freitag
President and Chief Executive Officer		Managing Partner and Chief
Executive Officer

[Signature Page to Exhibit D - Trademark Assignment Agreement]

Schedule 1

Assigned Marks

Owner	Trademark	Registration Number	Registration Date

Agile Technologies, L.L.C.	AGILE TECHNOLOGIES	2606283	13-Aug-2002

Agile Technologies, L.L.C.		2827198	30-Mar-2004

EXHIBIT E

FORM OF PATENT ASSIGNMENT AGREEMENT

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Execution Copy

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2015, by and between Agile Technologies, LLC, a New Jersey limited liability company having an office at 110 Ardsley Lane, Alpharetta, Georgia 30005, USA (“Assignor”), and Majesco, a California corporation having its office at 5 Penn Plaza, 14th Floor, New York, NY 10001, USA (“Assignee”).

BACKGROUND

WHEREAS, pursuant to that certain Asset Purchase Agreement dated December       , 2014, by and among Assignor, Assignee and, solely with respect to Sections 7.8 and 9 thereof, William K. Freitag, John M. Johansen and Robert Buhrle (the “Asset Purchase Agreement”), Assignor agreed to assign and delegate to Assignee, and Assignee agreed to purchase and assume, and discharge and pay, certain assets, liabilities and obligations of Assignor, as more fully described in the Asset Purchase Agreement;

WHEREAS, Assignor and Assignee hereby execute and deliver this Agreement in connection with, and to carry out, the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, pursuant to the Asset Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:

1.            Assignment of Purchased Assets.    Assignor hereby irrevocably assigns, transfers, sells, and sets over to Assignee all of its right, title and interest in and to the Purchased Assets.

2.            Assumption of Assumed Liabilities.    Assignee hereby undertakes, assumes and agrees to perform, pay, discharge and otherwise satisfy in full, as and when due, the Assumed Liabilities, and hereby consents to be a party to and bound by the terms and conditions of each of the Assumed Contracts and any associated Engagement Letters.

3.            Further Action.    Assignor and Assignee agree that they shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, and assurances and take such other action as any other Party may reasonably require to more effectively assign and transfer to and vest in Assignee, its successors and assigns, all right, title and interest of Assignor in and to the Purchased Assets.

4.            Survival.    Notwithstanding anything herein to the contrary, the terms and conditions of the Asset Purchase Agreement shall survive the execution and delivery of this Agreement.

5.            Binding Effect.    The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Party; provided that Assignee may at any time assign, in whole or in part, its rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, provided, that in each case such Assignee shall remain liable hereunder, (b) to any subsequent purchaser of Assignee or its assets; provided, that the acquirer shall agree in writing to assume the Assignee’s obligations under this Agreement or (c) any lender providing financing to Assignee or any of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.            Terms of the Purchase Agreement.    The terms of the Asset Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities set forth therein, are incorporated herein by this reference. The Parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

7.            Governing Law.    This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

8.            Counterparts.    This Agreement may be executed in two or more counterparts and via facsimile, pdf or electronic delivery, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement , and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

{Signature page follows}

IN WITNESS WHEREOF, the Parties hereto have signed this Assignment and Assumption Agreement on the date set forth above.

ASSIGNOR:

AGILE TECHNOLOGIES, LLC

By:	/s/ William K. Freitag
Name:	William K. Freitag
Title:	Managing Director and Chief Executive Officer

ASSIGNEE:

MAJESCO

By:

Name:

Title:

[Signature Page to Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the Parties hereto have signed this Assignment and Assumption Agreement on the date set forth above.

ASSIGNOR:

AGILE TECHNOLOGIES, LLC

By:
Name: William Freitag
Title: Managing Partner and Chief Executive Officer

ASSIGNEE:

MAJESCO

By:	/s/ Ketan Mehta
Name: Ketan Mehta
Title: President and Chief Executive Officer

[Signature Page To Exhibit F, Assignment and Assumption Agreement]

EXHIBIT G

FORM OF BILL OF SALE

Execution Copy

BILL OF SALE

THIS BILL OF SALE is made and entered into as of the 1st day of January, 2015, by and between Agile Technologies LLC, a New Jersey limited liability company having an office at 110 Ardsley Lane, Alpharetta, Georgia 30005, USA (“Seller”), and Majesco, a California corporation having its office at 5 Penn Plaza, 14th Floor, New York, NY 10001, USA (“Buyer”).

BACKGROUND

WHEREAS, pursuant to that certain Asset Purchase Agreement dated December       , 2014, by and among Buyer, Seller and, solely with respect to Sections 7.8 and 9 thereof, William K. Freitag, John M. Johansen and Robert Buhrle (the “Asset Purchase Agreement”), Buyer agreed to purchase, and Seller agreed to sell, certain assets, for consideration and upon the terms and conditions set forth in the Asset Purchase Agreement;

WHEREAS, Buyer and Seller hereby execute and deliver this Bill of Sale in connection with, and to carry out, the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, pursuant to the Asset Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Buyer and Seller hereby agree as follows:

1.          Conveyance.    Seller does hereby irrevocably and unconditionally sell, convey, transfer, grant, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Purchased Assets.

2.          Acceptance.    Buyer hereby accepts the foregoing conveyance of the Purchased Assets.

3.          Further Action.    Buyer and Seller agree that they shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, and assurances and take such other action as any other Party may reasonably require to more effectively assign and transfer to and vest in Buyer, its successors and assigns, all right, title and interest of Seller in and to the Purchased Assets.

4.          Survival.    Notwithstanding anything herein to the contrary, the terms and conditions of the Asset Purchase Agreement shall survive the execution and delivery of this Bill of Sale.

5.          Binding Effect.    The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Party; provided that Buyer may at any time assign, in whole or in part, its rights and obligations pursuant to this Agreement to (a) one or more of its Affiliates, provided, that in each case such Buyer shall remain liable hereunder, (b) to any subsequent purchaser of Buyer or its assets; provided, that the acquirer shall agree in writing to assume the Buyer’s obligations under this Agreement or (c) any lender providing financing to Buyer or any of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.          Terms of the Purchase Agreement.    The terms of the Asset Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities set forth therein, are incorporated herein by this reference. The Parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

7.          Governing Law.    This Bill of Sale and any disputes hereunder shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

8.          Counterparts.    This Bill of Sale may be executed in two or more counterparts and via facsimile, pdf or electronic delivery, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have signed this Bill of Sale on the date set forth above.

SELLER:

Agile Technologies, LLC

By:	/s/ William K. Freitag
Name:	William K. Freitag
Title:	Managing Director and Chief Executive Officer

BUYER:

Majesco

By:

Name:

Title:

[Signature Page to Bill of Sale]

IN WITNESS WHEREOF, the Parties hereto have signed this Bill of Sale on the date set forth above.

SELLER:

Agile Technologies, LLC

By:

Name:	William Freitag

Title:	Managing Partner and Chief Executive Officer

BUYER:

Majesco

By:	/s/ Ketan Mehta

Name:	Ketan Mehta

Title:	President and Chief Executive Officer

[Signature Page to Exhibit G, Bill of Sale]

EXHIBIT I

CERTAIN FACILITATION ARRANGEMENT TERMS

1.	Services. Buyer will provide, or cause its Affiliates to provide, the following services and such additional services as the Parties may agree (the “Services”), to Seller for the respective periods and on the other terms and conditions as set forth in the Facilitation Agreement: (i) subcontracting services of Messrs. Nicholas Coenen and Andy Hulsey; and (ii) use of the Intellectual Property Rights set forth on Section 2.1(d) of the Disclosure Schedules as specified in the Facilitation Agreement. The obligations of Buyer to provide Services will terminate with respect to each Service as specified in the Facilitation Agreement.

2.	Representation and Warranties. Buyer will make no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which will be specifically disclaimed. Seller will acknowledge and agree that the Facilitation Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all Services will be provided by Buyer as an independent contractor.

3.	Terms of Payment. Seller will pay Buyer the amount or cost reimbursement as agreed by the Parties and as set forth in the Facilitation Agreement.

4.	Taxes. Seller will be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Buyer.

5.	Limitation on Liability. In no event will Buyer have any liability under any provision of the Facilitation Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of the Facilitation Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.

6.	Indemnification. Seller will indemnify, defend and hold harmless Buyer Group Members from and against any and all Losses of Buyer Group Members relating to, arising out of or resulting from the provision of any Service to Seller.